UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cooper-Standard Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 20, 2016

Dear Cooper Standard Stockholder:

On behalf of the Board of Directors of Cooper-Standard Holdings Inc., you are cordially invited to attend the 2016 Annual Meeting of Stockholders to be held on May 19, 2016, at 9:00 a.m. (Eastern Time) at the Omni Berkshire Place, 21 East 52nd Street, New York, New York 10022.

The attached proxy statement provides you with detailed information about the Annual Meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Cooper Standard from documents we have filed with the Securities and Exchange Commission, which can be found on our website, www.cooperstandard.com.

You are being asked at the Annual Meeting to elect the director nominees described in the proxy statement for a one-year term, to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 and to transact any other business properly brought before the meeting.

Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, dating, signing and returning your proxy card, as described in the attached proxy statement and proxy card.

Thank you in advance for your cooperation and continued support.

Sincerely,

Jeffrey S. Edwards

Chairman and Chief Executive Officer

2016 ANNUAL MEETING OF THE STOCKHOLDERS

Meeting Notice

WHERE

Omni Berkshire Place

21 East 52nd Street

New York, New York 10022

WHEN

Thursday, May 19, 2016 at

9:00 a.m. Eastern Time

WHY

•	To elect the director nominees described in the proxy statement for a one-year term;

•	To ratify the appointment by the Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016; and

•	To conduct any other business if properly brought before the meeting.

RECORD DATE: The close of business on March 31, 2016.

You will find more information on the matters to be voted on at the meeting in the attached proxy statement. If you are a stockholder of record, you may vote by mail, by toll-free telephone number, by using the Internet or in person at the meeting.

Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. Please sign, date and return the enclosed proxy card in the envelope provided, call the toll-free number or log on to the Internet - even if you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

You will find instructions on how to vote on page one of the attached proxy statement. As long as you were a stockholder on March 31, 2016, you are invited to attend the meeting or send a representative. Please note that only persons with evidence of stock ownership or who are guests of the Company will be admitted to the meeting.

By Order of the Board of Directors

Aleksandra A. Miziolek

Senior Vice President, General Counsel & Secretary

April 20, 2016

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 19, 2016:

This meeting notice, the 2016 proxy statement and our 2015 annual report on Form 10-K for the fiscal year ended December 31, 2015, and any amendments or supplements to the foregoing material that are required to be furnished to stockholders are available on our website at www.ir.cooperstandard.com.

This proxy statement is issued by Cooper-Standard Holdings Inc. in connection with the 2016 Annual Meeting of Stockholders scheduled for May 19, 2016. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 20, 2016.

2016 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement

April 20, 2016

i

Important Information about Voting and the Annual Meeting

Voting Instructions

You are entitled to one vote on each proposal for each share of the Company’s common stock that you own as of the record date, March 31, 2016. As of the record date, there were 17,198,850 shares of common stock outstanding. Each outstanding share is entitled to one vote on each proposal. Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It is important to follow the instructions that apply to your situation.

If your shares are registered in your name, you may vote using the enclosed proxy card, by calling the toll-free number listed on your proxy card or by logging on to the website listed on your proxy card and following the simple instructions provided. The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions. Voting by telephone and the Internet will be closed at 11:59 p.m. Eastern Time on May 18, 2016.

If your shares are held in “street name,” you should give instructions to your broker on how to vote your shares. If you do not provide voting instructions to your broker, your broker has discretion to vote those shares only on matters that are routine. A broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”

If you plan to attend the meeting and vote in person, your instructions depend on how your shares are held:

•	Shares registered in your name—check the appropriate box on the enclosed proxy card and bring evidence of your stock ownership with you to the meeting.

•	Shares registered in the name of your broker or other nominee—ask your broker to provide you with a broker’s proxy card in your name (which will allow you to vote your shares in person at the meeting) and bring evidence of your stock ownership from your broker with you to the meeting.

Remember that attendance at the meeting will be limited to stockholders as of the record date with photo identification and an admission ticket or evidence of their share ownership and guests of the Company.

If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By delivering a written notice of revocation to the Secretary of the Company;

•	By executing and delivering another proxy that bears a later date;

•	By voting by telephone at a later time;

•	By voting over the Internet at a later time; or

•	By voting in person at the meeting.

If your shares are held in street name, you must contact your broker to revoke your proxy.

In tallying the results of the voting, the Company will count all properly executed and unrevoked proxies that have been received in time for the Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting. Abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

Voting Rules

When voting to elect directors, you have two options:

•	Vote FOR a nominee; or

•	WITHHOLD authority to vote for such nominee.

When voting to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016, you have three options:

•	Vote FOR the proposal;

•	Vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

If you return your proxy card with no votes marked, your shares will be voted as follows:

•	FOR the election of all nominees for director; and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016.

Broker non-votes occur when a broker lacks discretionary authority to vote on a proposal and the beneficial owner has not provided an indication as to how to vote. We will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as votes with respect to the proposals, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether any such proposal passes. Without instructions from you, brokers will be permitted to exercise voting discretion with respect to non-routine matters, such as the proposal to ratify the appointment of our independent auditors, but will not be permitted to exercise voting discretion with respect to non-routine matters, such as election of directors.

We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees or other institutions or stockholders, although we reserve the right to do so. In addition, our officers, directors and employees may solicit proxies in person or by telephone, facsimile or other means of communication but they will not receive any additional compensation in connection with such solicitation.

Proposals

Proposal 1: Election of Directors

Upon the recommendation of our Governance Committee, the Board of Directors of the Company has nominated the nine individuals listed below to stand for election to the Board for a one-year term ending at the annual meeting of stockholders in 2017 or until their successors, if any, are re-elected or appointed, or until their earlier resignation, removal, or death. All of these nominees have consented to being named in this proxy statement and to serve, if elected. If any of them is unable or declines to serve as a director, proxies voting for that nominee may be voted for a substitute nominee selected by the Board. The Board may also choose to reduce the number of directors to be elected at the meeting.

Election of the nominees for the nine director positions requires the affirmative vote of a plurality of all votes cast at the Annual Meeting. This means that the director nominee with the most votes for a particular seat, even if less than a majority, is elected for that seat. Votes “withheld” from one or more director nominees will have no effect on the outcome of the vote with respect to the election of directors.

The names of the nominees, along with their present positions, their principal occupations, directorships held with other public corporations currently and during the past five years, their ages, and the year first elected as a director are set forth below. Certain individual qualifications, experiences and skills of our nominees that contribute to the Board’s effectiveness as a whole are also described below.

Glenn R. August

Director of the Company since October 2014, and currently serves as Chairman of the Compensation Committee and as a member of the Governance Committee. He formerly served on the Company’s Board from May 2010 until May 2011. Mr. August has overall management responsibility for Oak Hill Advisors, an alternative investment firm. In addition, he serves as global head of the firm’s distressed investment activities. He co-founded the predecessor investment firm to Oak Hill Advisors in 1987 and took over responsibility for the firm’s credit and distressed investment activities in 1990. Mr. August co-founded each of Oak Hill Advisors’ funds, where he currently serves as the managing partner of each of their management entities. He previously worked in the mergers and acquisitions department at Morgan Stanley in New York and London. He currently serves as the chairman of the board of directors of OHA Investment Corporation, a publicly traded business development company. He also serves on the board of directors of the 92nd St. Y and on the Board of Trustees of Horace Mann School and The Mount Sinai Medical Center. He earned a Master’s in Business Administration from Harvard Business School, where he was a Baker Scholar, and a Bachelor of Science from Cornell University.

Qualifications: Mr. August has substantial experience in investment research and analysis. He has expertise in corporate financings, equity transactions and corporate restructurings.

Other Current Public Directorships: OHA Investment Corporation

Former Public Directorships (past 5 years): iStar Financial Inc.

Age: 54

Jeffrey S. Edwards

Director of the Company since October 2012 and Chairman of the Board since May 2013. Mr. Edwards has served as our Chief Executive Officer since October 2012 and served as our President from October 2012 to May 2013. Previously, Mr. Edwards served in positions of increasing responsibility at Johnson Controls, Inc., a global diversified technology and industrial company. He led the Automotive Experience Asia Group of Johnson Controls, serving as corporate vice president, group vice president and general manager from 2004 to 2012. Mr. Edwards served as Johnson Controls’ group vice president and general manager for Automotive Experience North America from 2002 to 2004. He completed an executive training program at INSEAD and earned a Bachelor of Science from Clarion University.

Qualifications: Mr. Edwards has substantial leadership and operational experience in the automotive industry, having held key executive positions in his 28 years with Johnson Controls in addition to his service as our Chairman and Chief Executive Officer.

Other Current Public Directorships: Standex International Corp.

Former Public Directorships (past 5 years): None

Age: 53

Sean O. Mahoney

Director of the Company since May 2015 and currently serves as a member of the Audit Committee. Mr. Mahoney is a private investor with over two decades of experience in investment banking and finance. In addition, Mr. Mahoney has served as a consultant to Silver Point Capital since August 2013. Mr. Mahoney spent 17 years in investment banking at Goldman, Sachs & Co., where he was a partner and the head of the Financial Sponsors Group, followed by four years at Deutsche Bank Securities where he served as vice chairman, global banking. During his banking career, Mr. Mahoney acted as an advisor to companies across a broad range of industries and product areas. In addition to his public company board memberships, Mr. Mahoney has served on the post-bankruptcy board of Lehman Brothers Holdings Inc. since 2012, and the board of Formula One Holdings since 2014. He earned his graduate degree from Oxford University, where he was a Rhodes Scholar, and his undergraduate degree from the University of Chicago.

Qualifications: Mr. Mahoney has a depth of expertise in capital markets and business strategy across a wide variety of companies and sectors, including industrial and automotive. He also has extensive experience in structuring and executing financing transactions, and mergers and acquisitions.

Other Current Public Directorships: Delphi Automotive PLC and Alcoa Inc.

Former Public Directorships (past 5 years): None

Age: 53

David J. Mastrocola

Director of the Company since May 2010 and Lead Director since January 2011. Mr. Mastrocola is a private investor. Mr. Mastrocola is a former partner and managing director of Goldman, Sachs & Co., where he worked from 1987 until 2009. During that period, Mr. Mastrocola held a number of senior management positions in the Investment Banking Division, including heading or co-heading the corporate finance, mergers/strategic advisory and industrials/natural resources departments. Mr. Mastrocola also served as a member of Goldman, Sachs & Co.’s firm-wide capital and commitments committees. Mr. Mastrocola currently serves as a trustee for Save the Children Federation, Inc. He has a Bachelor of Science in Accounting from Boston College and an MBA from Harvard University.

Qualifications: Mr. Mastrocola has extensive and varied expertise in corporate finance and mergers and acquisitions, having served in a number of senior management positions in the Investment Banking Division of Goldman, Sachs & Co.

Other Current Public Directorships: None

Former Public Directorships (past 5 years): Famous Dave’s of America, Inc.

Age: 54

Justin E. Mirro

Director of the Company since May 2015 and currently serves as a member of the Governance Committee. Mr. Mirro is an operating partner at Wynnchurch Capital, Ltd. Mr. Mirro joined Wynnchurch in March 2015 as an advisor in the investment development group. He is the founder of Kensington Capital Partners LLC and has been its president since January 2015. Mr. Mirro has over 19 years of automotive investment banking experience, most recently as a managing director and head of automotive investment banking at RBC Capital Markets from June 2011 to December 2014. Prior to that, Mr. Mirro was head of automotive investment banking at Moelis & Company from August 2008 to May 2011, and he was also head of North American Automotive Investment Banking at Jefferies & Company from March 2005 to July 2008. Prior to his investment banking career, Mr. Mirro worked as an engineer for General Motors and Toyota. Mr. Mirro earned his Masters of Business Administration from New York University, Leonard N. Stern School of Business, and his undergraduate degree from The University of Michigan, College of Engineering.

Qualifications: Mr. Mirro has extensive experience in investment banking and mergers and acquisitions, particularly in the automotive segment.

Other Current Public Directorships: None

Former Public Directorships (past 5 years): None

Age: 47

Robert J. Remenar

Director of the Company since May 2015, and currently serves as a member of the Compensation Committee. Mr. Remenar served as the president and chief executive officer of Chassix Inc. from July 2012 to June 2014, and from December 2010 to June 2012 he served as the president and chief executive officer of Nexteer Automotive. From April 2002 to November 2012, Mr. Remenar served as the president of Delphi Steering/Nexteer Automotive. Mr. Remenar held diverse executive positions within Delphi Corporation from 1998 to 2002 and several executive and managerial positions within General Motors from 1985 to 1998. Mr. Remenar earned his Master’s degree in Business and Professional Accountancy from Walsh College and his undergraduate degree from Central Michigan University.

Qualifications: Mr. Remenar has extensive operational, management and leadership experience, specifically in the automotive industry. Mr. Remenar has long-standing relationships with automotive customers, suppliers and has extensive capital markets experience.

Other Current Public Directorships: PKC Group Plc

Former Public Directorships (past 5 years): None

Age: 60

Sonya F. Sepahban

Nominated to the Board in April 2016. Ms. Sepahban is currently a Board of Directors member at Genomenon, Inc. and the Cranbrook Institute of Science. From 2009 to 2015, Ms. Sepahban served as the Senior Vice President of Engineering, Development and Technology at General Dynamics Land Systems (“GDLS”), a business unit of General Dynamics Combat Systems Group—a global leader in the design, development, production, support, and enhancement of tracked and wheeled military vehicles—where she had responsibility for all GDLS products developed for governmental and commercial customers worldwide. Prior to her employment at GDLS, Ms. Sepahban held a number of leadership positions with Northrop Grumman Space Technology, including as the Senior Vice President and Chief Engineer from 2007 to 2009 where she was responsible for program execution, product development, and continuous improvement; Vice President of Systems Engineering from 2006 to 2007; Vice President and Chief Technology Officer from 2004 to 2006; and Vice President and Deputy General Manager of Engineering from 1997 to 2004. Prior to her employment at Northrop, Ms. Sepahban held a number of technical and management positions at the NASA Johnson Space Center on the Space Shuttle and International Space Station programs from 1989 to 1997. Ms. Sepahban also has an extensive background working and living in Europe and with international customers. Ms. Sepahban has a Bachelor’s degree in Chemical Engineering from Cornell University and a Political Science degree from the institute of Political Sciences in Paris, France. She also has a Master’s degree in Chemical Engineering from Rice University and an MBA from the University of Houston.

Qualifications: Ms. Sepahban has extensive experience in engineering, production, technology, P&L management, and global operations within the aerospace and defense, manufacturing, and engineering services sectors. Her skills and background provide the Board with expertise in overseeing the engineering, development, and production operations of large global organizations.

Other Current Public Directorships: None

Former Public Directorships (past 5 years): None

Age: 55

Thomas W. Sidlik

Director of the Company since January 2014 and currently serves as Chairman of the Governance Committee and as a member of the Audit Committee. In 2007, Mr. Sidlik retired from the DaimlerChrysler AG Board of Management in Germany after a 34-year career in the automotive industry. He previously served as chairman and Chief Executive Officer of Chrysler Financial Corporation, chairman of the Michigan Minority Business Development Council and vice chairman of the National Minority Supplier Development Council. Mr. Sidlik has been on the board of directors of Delphi Automotive PLC and Delphi Automotive LLP since 2009. Previously he served on the Board of Regents of Eastern Michigan University, where he served as vice chairman and chairman of the board. He received a bachelor of science degree from New York University and an MBA from University of Chicago.

Qualifications: Mr. Sidlik has extensive experience in the automotive industry provides the Board with strategic, management and industry expertise.

Other Current Public Directorships: Delphi Automotive PLC

Former Public Directorships (past 5 years): None

Age: 66

Stephen A. Van Oss

Director of the Company since August 2008 and currently serves as Chairman of the Audit Committee and as a member of the Compensation Committee. Mr. Van Oss was the senior vice president and chief operating officer of WESCO International, Inc., a leading distributor of electrical construction and industrial maintenance products, a position he held from September 2009 until his retirement in December 2015. He served as a director of WESCO from 2008 to 2015. From 2004 to 2009, Mr. Van Oss served as senior vice president and chief financial and administrative officer of WESCO. From 2000 to 2004, he served as vice president and chief financial officer of WESCO. He served as WESCO’s director, information technology from 1997 to 2000. He serves as a trustee of Robert Morris University, chairs its finance committee, and is a member of its governance committee. Mr. Van Oss received a BS in Accounting from Wright State University and an MBA from Cleveland State University.

Qualifications: Mr. Van Oss has substantial leadership experience in business operations and finance, having served as both chief operating officer and chief financial and administrative officer of WESCO International, Inc. He has expertise in distribution and in information technology, having served as WESCO’s director, information technology.

Other Current Public Directorships: None

Former Public Directorships (past 5 years): WESCO International, Inc.

Age: 61

The Board of Directors unanimously recommends that stockholders vote FOR each of our nominees.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Proposal 2 is the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2016. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They are expected to be available to respond to your questions and may make a statement if they desire.

Ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016 requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions are not counted as votes FOR or AGAINST ratification, and will therefore have no effect on such vote.

The Board of Directors and the Audit Committee recommend that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016.

Corporate Governance

Cooper Standard is committed to sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our stockholders. Our business is overseen by our Board of Directors. Our Board strives to promote the success and continuity of our business through the selection of a qualified management team. It is also responsible for making certain that our activities are conducted responsibly, lawfully and ethically.

The Board has adopted Corporate Governance Guidelines, which provide a framework for the effective governance of the Company. The Board has also adopted a Code of Conduct, which applies to all directors, officers, and employees, including our chief executive officer, our chief financial officer and our controller. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Conduct, and committee charters are available on our website at www.cooperstandard.com under the “Investors” tab or in printed form upon request by contacting Cooper Standard at 39550 Orchard Hill Place, Novi, Michigan 48375, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies our policies as warranted. Any modifications will be reflected on our website. In addition, if the Board grants any waivers from our Code of Conduct to any of our directors or executive officers, or if we amend our Code of Conduct, we will, if required, disclose these matters through the “Investor” section of our website on a timely basis. The information on our website is not part of this proxy statement and is not deemed to be incorporated by reference in this proxy statement.

Board of Directors

Independence of Directors

Our Corporate Governance Guidelines provide that a majority of the members of the Board must meet the criteria for independence set forth under applicable law and the New York Stock Exchange (“NYSE”) listing standards. The Board determines on an annual basis whether each director qualifies as independent under these criteria. In addition to applying the NYSE independence rules, the Board will consider all relevant facts and circumstances of which it is aware in making an independence determination with respect to any director. Furthermore, our Audit, Compensation and Governance Committees are constituted so as to comply with the NYSE listing standards regarding independence.

The Board has determined that Messrs. August, Mahoney, Mirro, Remenar, Sidlik, Van Oss, and Ms. Sepahban are independent as determined pursuant to NYSE rules. Mr. Edwards is not independent because he is our CEO. Mr. Mastrocola is not independent under NYSE rules because his brother is a partner at Ernst & Young LLP, the Company’s independent auditors. Mr. Mastrocola’s brother has no direct involvement of any kind in the relationship between Ernst & Young LLP and the Company or the review of our financial statements.

Board Leadership Structure

The Board’s leadership structure currently includes a combined Chairman and Chief Executive role with a non-employee Lead Director, as permitted by our Corporate Governance Guidelines. Mr. Edwards serves as Chairman of the Board of Directors as well as our Chief Executive Officer. The Board believes that this structure is in the best interests of our stockholders as it takes into consideration the importance of having a chairman with in-depth knowledge of and experience in our industry, as well as promotes communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction. In addition, this structure helps ensure that the non-employee directors’ attention is devoted to the issues of greatest importance to the Company and our stockholders. Our Board periodically reviews its determination to have a single individual serve as both Chairman and CEO.

The Lead Director is elected by the independent, non-employee members of the Board upon the recommendation of the Governance Committee. The Board believes that the role of the Lead Director, together with the existence of a substantial majority of independent directors, fully independent Board committees, and the use of regular executive sessions of non-employee directors achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management.

Mr. Mastrocola has been chosen as the Lead Director. The Lead Director (i) presides at meetings and sessions of the non-employee directors and communicates with management concerning the substance of such meetings and sessions; (ii) assists the Board’s Chairman with the setting of agendas and other matters relating to meetings of the Board; (iii) in consultation with the Compensation Committee, assists the Board in connection with its evaluation of the performance of the CEO; and (iv) undertakes such other activities as may be requested by the Board or required by applicable laws, regulations, or rules.

Board’s Role in Risk Oversight

The Board is responsible for analyzing and overseeing material risks we face. The Board works with our executive leadership team to identify significant risks to our business. Management continually monitors the following general categories of risk related to our business: financial reporting risk, strategic and macroeconomic risk, operational risk, and legal and compliance risk. Those risks are regularly reviewed with the Board and its committees. The Board ensures that appropriate policies and procedures are in place to identify and mitigate risks and that those policies and procedures are followed.

In addition to the role of the full Board in overseeing risk, the Board committees are also involved in risk oversight. The Audit Committee reviews with management (i) our policies with respect to risk assessment and management of risks that may be material to the Company, (ii) our system of disclosure controls and system of internal controls over financial reporting, and (iii) our compliance with legal and regulatory requirements. The Compensation Committee regularly reviews our compensation programs and practices and determines whether any such programs or practices create risks that are likely to have any material adverse effect on Cooper Standard. If such risks are present, the Compensation Committee may require changes to our compensation programs or practices to eliminate such risks. The Compensation Committee has determined that our compensation programs and practices are conservative and create no risks that would have any material adverse effect on Cooper Standard. The Governance Committee reviews and oversees risks related to our governance structure and processes, related party transactions, and our legal and ethical compliance programs, including our Code of Conduct.

Meetings

Our Board of Directors met eight times in 2015. As set forth in our Corporate Governance Guidelines, Board members are expected to attend Board meetings and meetings of the Committees on which they serve. All directors are also strongly encouraged to attend our annual meeting of stockholders. Each of our incumbent director nominees attended at least 75% of the meetings of our Board and the committees on which such director served during 2015. Seven of the eight incumbent directors attended the 2015 Annual Meeting.

Meetings of Non-Employee Directors

In accordance with our Corporate Governance Guidelines and the listing standards of NYSE, our non-employee directors meet regularly in executive sessions of the Board without management present. Executive sessions of non-employee directors are led by Mr. Mastrocola, the Lead Director, and are held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also meets in executive session without management in conjunction with regularly scheduled committee meetings, as appropriate. At least once a year, the independent directors meet in an executive session led by one of the independent directors who is selected by all of the independent directors to lead the session.

Board Committees and Their Functions

Committees of the Board of Directors

Our Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee, and the Governance Committee. The following chart sets forth the directors who currently serve as members of each of the Board committees.

Directors	Audit Committee	Compensation Committee	Governance Committee
Jeffrey S. Edwards *
Glenn R. August		C	X
Sean O. Mahoney	X
David J. Mastrocola **
Justin E. Mirro			X
Robert J. Remenar		X
Thomas W. Sidlik	X		C
Stephen A. Van Oss	C	X

*	Chairman of Board

**	Lead Director

“C”	Denotes member and Chairman of Committee

“X”	Denotes member

Audit Committee

In 2015, the Audit Committee held five meetings. Our Audit Committee currently consists of Messrs. Van Oss, Mahoney, and Sidlik. Mr. Van Oss serves as the Chairman of the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Van Oss qualifies as an audit committee financial expert, as defined by the rules and regulations of the SEC. The Board of Directors has further determined that each member of the Audit Committee is independent under applicable NYSE listing standards and SEC rules. The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board and available on our website. The Audit Committee’s principal responsibilities include: (i) selecting our independent registered public accounting firm; (ii) overseeing our accounting and financial reporting processes and the audit of our annual and quarterly financial statements; (iii) overseeing our compliance with legal and regulatory requirements; (iv) reviewing and evaluating the independence, qualifications, and performance of our independent auditors and the performance of our internal audit function; and (v) reviewing and overseeing our system of internal controls regarding finance, accounting, and legal compliance.

Compensation Committee

Our Compensation Committee met seven times in 2015, and currently consists of Messrs. August, Remenar, and Van Oss. Mr. August serves as the Chairman of the Compensation Committee. The Board of Directors has determined that each member of the Compensation Committee is independent under applicable NYSE listing standards and SEC rules. The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board and available on our website. The Compensation Committee’s principal responsibilities include: (i) reviewing and approving corporate goals, objectives and other criteria relevant to the compensation of the Chief Executive Officer and other executive officers; (ii) together with the Lead Director, evaluating the performance of the Chief Executive Officer and other executive officers and determining their compensation; (iii) establishing our overall compensation philosophy and reviewing and approving executive compensation programs, and assessing related risks; (iv) reviewing and approving any employment or severance arrangements with executive officers; (v) reviewing and approving equity-based compensation plans and awards made pursuant to such plans; (vi) working with the CEO and the Board with respect to succession planning; and (vii) overseeing the Company’s employee benefit plans, including the delegation of responsibility for such programs to the Company’s Benefit Plan Committee.

The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”) as its independent compensation consultant. The consultant reports directly to the Compensation Committee, including with respect to management’s recommendations of compensation programs and awards. The consultant advises the Compensation Committee on a number of compensation-related considerations, including compensation practices among our peer group companies, pay-for-performance measures, competitiveness of pay levels, program design and market trends. Other than consulting on executive compensation matters, Cook & Co. has performed no other services for the Compensation Committee or the Company.

Governance Committee

Our Governance Committee met six times in 2015, and currently consists of Messrs. Sidlik, August, and Mirro. Mr. Sidlik serves as the Chairman of the Governance Committee. The Board of Directors has determined that each member of the Governance Committee is independent under applicable NYSE listing standards and SEC rules. The Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board and available on our website. The Governance Committee’s principal responsibilities include: (i) identifying and evaluating individuals qualified to become members of the Board, consistent with criteria approved by the Board; (ii) selecting, or recommending that the Board select, the director nominees to stand for election by stockholders or to fill vacancies on the Board and board committee memberships; (iii) developing and ensuring compliance with corporate governance principles and practices applicable to the Company; (iv) reviewing our legal compliance and ethics programs and policies; (v) reviewing and recommending to the full Board director compensation, as well as indemnification and insurance matters; and (vi) overseeing the annual performance evaluation of the Board and its committees.

Nomination of Directors

It is the policy of the Governance Committee and Board to consider director candidates recommended by stockholders. The Governance Committee will evaluate candidates recommended for director by stockholders using the same criteria that it uses in evaluating any other candidate. The procedures for a stockholder to nominate director candidates are described below under “Stockholder Nominations.” In addition to nominees recommended by stockholders, the Governance Committee will consider candidates recommended by management, members of the Board, search firms, and other sources as necessary.

In identifying and evaluating nominees for director, the Governance Committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE listing rules. In addition, the Governance Committee considers other criteria it deems appropriate and which may vary over time depending on the Board’s needs, including criteria such as automotive or manufacturing industry experience, general understanding of various business disciplines (e.g., marketing, finance, etc.), the Company’s business environment, educational and professional background, analytical ability, diversity of experience and viewpoint, and willingness to devote adequate time to Board duties. Although the Board does not have a formal diversity policy, the Governance Committee seeks to maintain a balanced and diverse Board with members whose skills, viewpoint, background, and experience complement each other and together contribute to the Board’s effectiveness as a whole.

Stockholder Nominations

The Governance Committee will consider director candidates recommended by stockholders. The Company’s By-Laws provide certain procedures that a stockholder must follow to nominate persons for election to the Board of Directors. Nominations for director at an annual stockholder meeting must be submitted in writing to the Governance Committee in care of the Secretary at the Company’s principal executive offices at 39550 Orchard Hill Place, Novi, Michigan 48375 in accordance with the procedures and deadlines outlined under “Submitting Stockholder Proposals and Nominations for the 2017 Annual Meeting.” The Secretary must receive the notice of a stockholder’s intention to introduce a nomination at an annual stockholder meeting:

•	not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; or

•	if the annual meeting is called for a date that is more than 30 days earlier or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.

The By-Laws also provide, among other things, that the stockholder nomination notice must contain all information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serve as director if elected).

Other Matters Concerning Directors, Nominees and Executive Officers

SEC regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings involving directors, nominees for director or executive officers of the Company or companies of which a director, nominee for director or executive officer was an executive officer at the time of filing. Messrs. Keith D. Stephenson and Allen J. Campbell, a former officer, served as executive officers of the Company at the time the Company filed for protection under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in August 2009. Mr. Remenar, nominee for director, was an executive officer of Chassix Inc. approximately nine months before Chassix Inc. filed for protection under Chapter 11 in March 2015.

Communications with the Board of Directors

The Board has established procedures for stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the Lead Director or the non-employee or independent members of the Board to their attention at the Company’s principal executive offices at 39550 Orchard Hill Place, Novi, Michigan 48375. Any stockholder must include the number of shares of the Company’s common stock he or she holds and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing are distributed to the Lead Director or non-employee or independent members of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s Secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business, or communications that relate to improper or irrelevant topics.

Director Compensation

Summary of Compensation

Members of the Board of Directors who are not Cooper Standard employees receive an annual cash fee of $80,000 and, if they chair a committee, an additional fee of $10,000 per year. The Lead Director receives an additional fee of $15,000 per year, less any amount the Lead Director may receive in fees as chair of a committee. Non-employee directors are also eligible to receive equity grants under our 2011 Omnibus Incentive Plan. In 2015, the value of the equity awards granted to non-employee directors was approximately equal in value to the annual base director fee.

The following table sets forth information regarding the compensation received by each non-employee director during the year ended December 31, 2015.

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (c) [1]	Option Awards ($) (d) [2]	All Other Compensation ($) (g)	Total ($) (h)

Glenn R. August	$86,511	[3]	$77,807	—	—	$164,318
Larry J. Jutte	$27,912	[4]	—	—		$27,912
Sean O. Mahoney	$52,088	[5]	$77,807	—	—	$129,895
David J. Mastrocola	$95,000	[6]	$77,807	—	—	$172,807
Justin E. Mirro	$52,088	[5]	$77,807	—	—	$129,895
Robert J. Remenar	$52,088	[5]	$77,807	—	—	$129,895
Thomas W. Sidlik	$90,000	[7]	$77,807	—	—	$167,807
Stephen A. Van Oss	$90,000	[8]	$77,807	—	—	$167,807
Kenneth L. Way	$31,401	[9]	—	—	—	$31,401

[1]	The amount shown in column (c) represents the grant-date fair value of 1,285 time-vested restricted stock units (“RSUs”) granted to each of the non-employee directors who were directors on the grant date, May 7, 2015, under the Company’s 2011 Omnibus Incentive Plan (the “Omnibus Plan”). These RSUs will vest, assuming continued service as a director, on the earlier of the first annual shareholder meeting after the grant date or May 7, 2016. Each RSU represents a contingent right to receive, at the issuer’s option, either one share of common stock or the cash equivalent upon satisfaction of the vesting requirements. Under the Cooper-Standard Holdings Inc. Deferred Compensation Plan for Non-Employee Directors, the directors may make an irrevocable election to defer their RSU awards. For 2015, Messrs. August, Mahoney, Mastrocola, Sidlik, and Van Oss each deferred their 2015 RSU awards.

[2]	As of December 31, 2015, the Company’s non-employee directors had options awards outstanding as follows: for each of Messrs. August (held by Oak Hill Advisors, LP), Mastrocola, and Van Oss, options to purchase 9,731 shares of the Company’s common stock at an exercise price of $25.52 per share.

[3]	Represents Mr. August’s annual outside director fee plus a prorated fee for his services as the chairman of the Compensation Committee from May 7, 2015, through December 31, 2015. Mr. August’s director fee was paid to Oak Hill Advisors, LP.

[4]	Mr. Jutte was a director until May 7, 2015, thus his annual outside director fee was prorated from January 1, 2015, through May 7, 2015.

[5]	Messrs. Mahoney, Mirro, and Remenar became directors on May 7, 2015, thus their annual outside director fees were prorated from May 7, 2015, through December 31, 2015.

[6]	Represents Mr. Mastrocola’s annual outside director fee plus $15,000 for his services as the Lead Director.

[7]	Represents Mr. Sidlik’s annual outside director fee plus $10,000 for his service as chairman of the Governance Committee.

[8]	Represents Mr. Van Oss’s outside director fee plus $10,000 for his service as chairman of the Audit Committee.

[9]	Mr. Way was a director until May 7, 2015, thus his annual director fee and the fee for his service as chairman of the Compensation Committee was prorated from January 1, 2015, through May 7, 2015.

Stock Ownership Policy for Non-Employee Directors

To align the interests of our non-employee directors with the interests of our stockholders, the Board of Directors has a policy requiring that non-employee directors achieve a level of ownership our common stock equal to five times their base annual director fee. Under this policy, non-employee directors are required to hold 75% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach their applicable stock ownership level.

Stock Ownership

Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table and accompanying footnotes show information regarding the beneficial ownership of the issued and outstanding common stock of Cooper-Standard Holdings Inc. by (i) each person known by us to beneficially own more than 5% of the issued and outstanding common stock of Cooper-Standard Holdings Inc. as of the dates indicated in the footnotes and (ii) (A) each of our directors, (B) each named executive officer, and (C) all directors and executive officers as a group, each as of March 31, 2016. Unless otherwise indicated, the address of each beneficial owner is c/o Cooper-Standard Holdings Inc., 39550 Orchard Hill Place, Novi, Michigan 48375.

TABLE OF STOCK OWNERSHIP

	Number of Shares of Common Stock Beneficially Owned (1)		Percentage of Common Stock Beneficially Owned
Significant Owners
Silver Point Capital L.P.	4,248,554	(2)	23.9%
Oak Hill Advisors, L.P.	2,085,756	(3)	12.0%
Capital World Investors	1,070,844	(4)	6.2%
The Vanguard Group	996,828	(5)	5.8%
Named Executive Officers and Directors
Allen J. Campbell	155,512	(6)	*
Juan Fernando de Miguel Posada	28,628	(7)	*
Jeffrey S. Edwards	231,881	(8)	1.3%
Matthew W. Hardt	3,100	(9)	*
Song Min Lee	27,192	(10)	*
Keith D. Stephenson	233,253	(11)	1.3%
Glenn R. August (3)	—		*
Sean O. Mahoney	—		*
David J. Mastrocola	16,061	(12)	*
Justin E. Mirro	2,000	(13)	*
Robert J. Remenar	821	(14)	*
Thomas W. Sidlik	4,750	(15)	*
Stephen A. Van Oss	17,846	(16)	*
Directors and executive officers as a group (17 persons)	686,849		3.9%

*	Less than 1%

[1]	SEC rules require that the Company disclose beneficial ownership percentages calculated in the manner prescribed by Rule 13d-3 under the Exchange Act. Under Rule 13d-3, shares of common stock that may be acquired within 60 days are deemed to be beneficially owned. Percentage ownership of the common stock under Rule 13d-3 is based on the assumption that the person or entity whose ownership is being reported has converted all instruments held by such person or entity convertible into common stock within 60 days, but that no other holder of such convertible instruments has done so. Therefore, the percentage ownership set forth in this column assumes that the person or entity whose ownership is reported has exercised all options or warrants to purchase our common stock, but that no other person or entity has done so. Percentages are based upon 17,198,850 shares of common stock outstanding as of March 31, 2016.

[2]	Based on the Schedule 13G/A filed with the SEC on February 17, 2015, and the Form 4s filed with the SEC on March 22, 2016, and March 24, 2016. As of April 8, 2016: Silver Point Capital, L.P. had sole voting and dispositive power with respect to 4,148,554 shares of common stock (including 562,992 shares of common stock issuable upon the exercise of warrants); Edward A. Mulé, CEO and Portfolio Manager of Silver Point Capital, L.P., had sole voting and dispositive power with respect to 100,000 shares of common stock (including 50,000 shares of common stock issuable upon the exercise of warrants) and shared voting and dispositive power with respect to 4,148,554 shares of common stock; and Robert J. O’Shea, Chairman of Silver Point Capital, L.P., had shared voting and dispositive power with respect to 4,148,554 shares of common stock. The address for Silver Point Capital, L.P. is Two Greenwich Plaza, 1st Floor, Greenwich, Connecticut 06830.

Silver Point Capital, L.P. (“Silver Point”) is the investment manager of Silver Point Capital Fund, L.P., and Silver Point Capital Offshore Fund, Ltd. (“the “Funds”) and, by reason of such status, may be deemed to be the beneficial owner of all securities held by the Funds. Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point and as a result may be deemed to be the beneficial owner of all securities held by the funds. Messrs. Edward A. Mulé and Robert J. O’Shea are each members of Management and as a result may be deemed to be the beneficial owner of all of the securities held by the Funds. Silver Point, Management, and Messrs. Mulé and O’Shea each disclaim beneficial ownership of the reported securities held by the Funds except to the extent of their pecuniary interests.

[3]	Information was obtained from Schedule 13G/A filed with the SEC on February 12, 2016; information provided by Mr. August in a Supplement to Cooper Standard Questionnaire for Directors and Officers as of February 19, 2016; and Form 4s filed March 22, 20216 and March 24, 2016. The amount shown includes: (i) 160,947 shares of common stock held by Oak Hill Credit Opportunities Master Fund, Ltd. (“OHCOF”); (ii) 1,183,193 shares of common stock held by OHA Strategic Credit Master Fund, L.P. (“SCF”); (iii) 149,701 shares of common stock issuable upon the exercise of warrants held by SCF; (iv) 329,086 shares of common stock held by OHA Strategic Credit Master Fund IB, L.P. (“SCF IB”); (v) 29,834 shares of common stock issuable upon the exercise of warrants held by SCF IB; (vi) 187,095 shares of common held by managed accounts; (vii) 31,761 shares of common stock issuable upon the exercise of warrants held by managed accounts; (viii) 4,408 shares of time-based restricted common stock which are fully vested, held by persons affiliated with Oak Hill Advisors, L.P. (“OHA”), which shares may be deemed to be beneficially owned by OHA; and (ix) 9,731 shares of common stock issuable upon exercise of stock options held by persons affiliated with OHA, which shares may be deemed to be beneficially owned by OHA. The amount shown does not include unvested restricted stock units representing contingent rights to receive 1,285 shares of common stock held by persons affiliated with OHA. OHA is an investment advisor to OHCOF, SCF and SCF IB, and is also an advisor to the relevant managed accounts, and certain of its affiliates and principals, either directly or indirectly, and can exercise voting and dispositive power over the securities owned by them. Mr. August is the founder and Chief Executive Officer of Oak Hill Advisors, L.P., and may be deemed to have beneficial ownership of the foregoing securities. Mr. August disclaims beneficial ownership of the foregoing securities except to the extent of his pecuniary interest in such securities.

Oak Hill Advisors GenPar L.P. (“OHA GenPar”) is the general partner of OHA. OHA receives, directly and indirectly, management fees or incentive fees with respect with respect to certain accounts that it advises, including OHCOF, SCF and SCF IB. None of such fees constitutes an indirect pecuniary interest for purposes of Rule 16a-1. Mr. August controls (i) the managing general partner of OHA Genpar, and (ii) OHA Strategic Credit GenPar, LLC, the general partner of SCF and SCF IB, and may be deemed to have an indirect beneficial interest in the shares owned by OHCOF, SCF and SCF IB. Mr. August is a director of the Company. Mr. August, OHA and OHA GenPar may be deemed to be the indirect beneficial owners of the securities beneficially owned by OHCOF, SCF, SCF IB and OHA GenPar only to the extent of their respective pecuniary interest. Mr. August, OHA and OHA GenPar disclaim beneficial ownership of the foregoing securities except to the extent of his pecuniary interest in such securities. The address for Oak Hill Advisors, L.P. is 1114 Avenue of the Americas, 27th Floor, New York, New York 10036.

[4]	Information was obtained directly from Capital World Investors, a division of Capital Research and Management Company (“CRMC”). CRMC was deemed to be the beneficial owner of 1,070,844 shares as a result of CRMC acting as an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The amount shown includes: (i) 457,000 shares of common stock held by The Income Fund of America; (ii) 448,132 shares of common stock held by American High-Income Trust; (iii) 62,276 shares of common stock held by American Funds Insurance Series – Asset Allocation Fund; (iv) 55,025 shares of common stock held by American Funds Insurance Series – High-Income Bond Fund; and (v) 48,411 shares resulting from the assumed conversion of 48,411 warrants due November 27, 2017, held by American High-Income Trust. Capital World Investors has sole voting and investment power with respect to 1,070,844 shares of common stock. One or more clients of Capital World Investors have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, common stock of Cooper-Standard Holdings Inc. The address for Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

[5]	Based solely on a Schedule 13G filed with the SEC on February 10, 2016. By virtue of acting as an investment advisor, The Vanguard Group reported being the beneficial owner of 996,828 shares of common stock as of December 31, 2015. Out of the 996,828 shares reported, (i) The Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., was the beneficial owner of 19,012 shares as a result of its serving as investment manager of collective trust accounts; and (ii) Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., was the beneficial owner of 1,000 shares of the outstanding common stock of the Company as a result of its serving as investment manager of Australian investment offerings. As of December 31, 2015, The Vanguard Group had the sole power to vote or direct to vote 20,012 shares; the sole power to dispose of or to direct the disposition of 977,816 shares; and the shared power to dispose of or to direct the disposition of 19,012 shares of common stock of Cooper-Standard Holdings Inc. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

[6]	Includes 36,333 shares of common stock, 115,000 shares of common stock underlying stock options, and 4,179 shares of common stock underlying warrant options.

[7]	Includes 1,995 shares of common stock and 26,633 shares of common stock underlying stock options.

[8]	Includes 7,357 shares of common stock and 224,524 shares of common stock underlying stock options.

[9]	Represents shares of common stock underlying stock options.

[10]	Includes 2,625 shares of common stock and 24,567 shares of common stock underlying stock options.

[11]	Includes 53,016 shares of common stock, 3,830 shares of common stock in respect of warrants, 164,466 shares of common underlying stock options, and 11,941 shares of common stock underlying warrant options.

[12]	Includes 6,330 shares of common stock and 9,731 shares of common stock underlying stock options.

[13]	Represents shares of common stock.

[14]	Represents shares of common stock.

[15]	Represents shares of common stock.

[16]	Includes 8,115 shares of common stock and 9,731 shares of common stock underlying stock options.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the key principles and material elements of the compensation programs applicable to our “Named Executive Officers” or “NEOs” in 2015 as identified in the “Executive Compensation” section.

Executive Summary

Cooper Standard reported record results in 2015. In particular, we earned net income of $111.9 million, an increase of 161.5% over 2014, on sales of $3.34 billion. Our 2015 fourth quarter marked the fifth consecutive quarter in which were able to deliver significant year-over-year margin improvement. Our adjusted EBITDA margin for 2015 was 10.8% compared to 9.6% in 2014. In addition, our cash flow also improved significantly in 2015. For 2015, our operating cash flow (as defined in our Annual Incentive Award section) increased to $155.1 million compared to $89.9 million in 2014.

Based on our 2015 performance, we exceeded the adjusted EBITDA and operating cash flow targets that were established for determining annual incentive bonuses. As more fully described below, this resulted in annual incentive payments to our NEOs of 133% to 142% of target.

Compensation Philosophy and Objectives

Our compensation programs are designed to:

•	Link executive compensation to Company performance.

•	Help us attract and retain a highly qualified executive leadership team.

•	Align the interests of executives with those of our stockholders.

•	Focus our leadership team on increasing profitability, cash flow and return on invested capital.

•	Motivate our leadership team to execute our long-term growth strategy while delivering consistently strong financial results.

To help achieve these goals, we believe compensation for executive officers should include the following components:

•	Base salary

•	Annual performance-based incentives

•	Long-term equity and performance-based incentives

•	Termination and change in control benefits

•	Competitive health and welfare benefits

The Compensation Committee regularly reviews these components and evaluates each in connection with furthering our compensation philosophy and objectives. To assist it in determining appropriate compensation levels and components, the Compensation Committee reviews market data and best practices, and benchmarks our compensation against executive compensation paid by our peer group companies as discussed below. The Compensation Committee generally targets compensation for our NEOs at approximately the 50th percentile among the peer group companies, recognizing that actual compensation levels could be above or below median levels depending on our performance. In addition, compensation for specific executives can be above or below the peer group median based on the individual’s importance to the organization, the difficulty and cost of replacement, the expected future contribution to the organization, tenure at current position and skill-set relative to the external marketplace.

We are committed to sound and effective pay practices. As such, we have adopted the following:

•	Independent compensation consultant for the Compensation Committee

•	Annual benchmarking using general industry surveys and a peer group proxy analysis

•	Majority of target total compensation is performance-based

•	Balanced mix of performance measures aligned with long-term strategy

•	Clawback policy

•	Anti-hedging and anti-pledging policy

•	Stock ownership guidelines

Processes Relating to Executive Compensation

The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of our NEOs and overseeing our compensation plans, policies and benefit programs. Our human resources team supports the Compensation Committee in its work. In evaluating and determining compensation of our NEOs, the Compensation Committee relies on data received from the independent compensation consultant and the Chief Human Resources Officer, as well as recommendations from the CEO. The Compensation Committee, following discussions with the CEO, meets privately and determines the salary and incentive compensation of the CEO and the other NEOs. Executives whose compensation is under consideration are not present during the Compensation Committee’s review meetings, and neither the CEO nor management has any input into the compensation decisions for the CEO. The considerations, criteria and procedures applicable to these determinations are discussed more fully under “Executive Compensation Components.”

Executive Compensation Review for 2015

As discussed above, the Compensation Committee has engaged Cook & Co. as its independent compensation consultant. Cook & Co. has served as the Compensation Committee’s independent consultant since 2013. As part of its engagement, Cook & Co. benchmarked the target compensation levels of our NEOs in order to assess the competitiveness of our executive compensation programs in the markets in which we compete for talent, focusing in particular on base salaries, target annual incentive opportunities and long-term incentive opportunities. Cook & Co. compared our programs in these areas to a peer group comprised of 16 publicly-traded automotive suppliers with 2014 annual revenues between $0.7 billion and $8.3 billion and median revenues of $2.9 billion. Cook & Co. supplemented its analysis of peer group proxy data with general industry surveys, comparing peer group executives with similar revenue responsibilities, as applicable. The peer group was reviewed by the Compensation Committee, and no changes were made for 2015.

The 2015 peer group companies are:

• Accuride Corp.	• Martinrea International Inc.	• Tenneco Inc.
• American Axle & Mfg. Holdings, Inc.	• Meritor, Inc.	• Tower International, Inc.
• Dana Holding Corporation	• Modine Manufacturing Co.	• Visteon Corp.
• Drew Industries, Inc.	• Remy International, Inc.	• WABCO Holdings Inc.
• Federal-Mogul Holdings Corporation	• Stoneridge, Inc.
• Harman International Industries, Inc.	• Superior Industries International, Inc.

Based on its Fall 2014 analysis (which was used to analyze target Total Direct Compensation (“TDC”) for 2015), Cook & Co. concluded that base salaries for our NEOs were generally at or above the median and within the competitive range. The competitiveness of target bonus opportunities varies by executive. All executives had target cash compensation at or above the median with the exception of the CEO and CFO, who were positioned slightly below the median. Relative to survey data, executive target TDC levels are 85% of the median, in the aggregate.

Apart from the work it performed for the Compensation Committee, Cook & Co. provided no other services to the Company. Accordingly, the Compensation Committee determined that the engagement of Cook & Co. in 2015 was appropriate and raised no conflict of interest.

Say-on-Pay Vote

In May 2014, the Company held a stockholder advisory vote on the compensation of our NEOs. Our stockholders overwhelmingly approved the compensation of the NEOs as disclosed in the 2014 Proxy Statement, with approximately 99% of stockholder votes cast in favor of the say-on-pay advisory proposal. The Compensation Committee has determined that our executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any material changes to our executive compensation program in response to the 2014 “say-on-pay” vote. The next “say-on-pay” and “say-when-on-pay” vote will occur at the 2017 annual meeting.

Executive Compensation Components

The following describes the components of our 2015 executive compensation program as approved by the Compensation Committee.

Base Salary

Our NEOs are paid a base salary that is determined prior to or early in each fiscal year, or upon changes in roles or positions within the Company. The Compensation Committee determines the CEO’s salary and, taking into account recommendations from the CEO, the salaries of the other NEOs. Generally, our practice is to pay base salaries that are competitive in the markets in which we compete for talent, commensurate with the responsibilities and contributions of each executive. Five of the NEOs were eligible for base salary adjustments in 2015 and, based on the Compensation Committee’s evaluation of data supplied by Cook & Co., received salary increases averaging 3.9%, as follows.

	2014 Base Salary	2015 Base Salary	Increase
Mr. Edwards	$825,000	$850,000	3.0%
Mr. Stephenson	$610,000	$628,000	3.0%
Mr. Campbell (1)	$550,000	$558,000	1.5%
Mr. de Miguel	€412,000	€449,000	9.0%
Mr. Lee	$515,000	$530,000	3.0%
Mr. Hardt (2)	N/A	$400,000	N/A

(1)	Mr. Campbell left the Company in November 2015.

(2)	Mr. Hardt joined the Company in February 2015.

Annual Incentive Award

Prior to or early in each fiscal year, the Compensation Committee determines target annual incentive amounts payable to the NEOs upon the achievement of performance targets approved by the Compensation Committee for the year. Target annual incentives for 2015 were split into two distinct components such that 70% of the incentive was based on the achievement of an adjusted EBITDA1 performance goal, and the remaining 30% was based on the achievement of an operating cash flow2 performance goal. In determining payouts under each component, actual payouts for NEOs with corporate-wide responsibilities were based on the results of the Company as a whole. For NEOs in the regional business units, the 70% adjusted EBITDA measure was further split so that the annual incentive was based on 30% regional adjusted EBITDA and 40% adjusted EBITDA for the Company as a whole.

Adjusted EBITDA and operating cash flow are deemed by the Compensation Committee to be appropriate objective measurements of the financial performance of the Company. The Compensation Committee selected these metrics because they are indicators of our strategy to achieve sustained profitable growth and align executive compensation with the interests of our stockholders over the long term.

The annual incentive award program (the “AIP”) is designed to focus our executive leadership team on the achievement of strong financial performance over a one-year period. The Compensation Committee establishes a “threshold” or minimum performance target, the achievement of which entitles NEOs to an annual incentive payment equal to 50% of the target amounts for each performance metric. No annual incentive award is payable on either metric if the Company fails to meet the corresponding threshold performance target. The Compensation Committee also sets a “superior performance” level, the achievement of which entitles NEOs to a maximum annual incentive payment equal to 200% of the target amounts (on each metric). The superior performance level represents a goal deemed difficult to achieve at the beginning of the year based on the assumptions underlying our business plan. Actual annual incentive payments are determined using linear interpolation for performance attainment between “threshold” and “target” and between “target” and “superior.” In the first quarter following the end of the fiscal year to which an annual incentive award applies, the Compensation Committee determines whether, and to what extent, the applicable performance targets were achieved based on our financial results for the fiscal year. With respect to NEOs, award amounts may be subject to downward adjustment of up to 100% at the discretion of the Compensation Committee.

For 2015, the Compensation Committee established target award amounts under the AIP for each NEO based on a percentage of base salary as follows: 110% for Mr. Edwards, 75% for Mr. Stephenson, and 65% for Messrs. Campbell, de Miguel, Lee, and Hardt. The target award amounts did not change from 2014 except for Mr. Edwards, whose target award increased from 105% of base salary. The Compensation Committee set Adjusted EBITDA and operating cash flow performance targets applicable to the Company as a whole in accordance with our 2015 business plan as approved by the Board of Directors, as follows:

2015 Achievement Level	Adjusted EBITDA 70% (000)	Award Payout as % of Award Target
Below threshold		0%
At threshold (80% of target performance)	$284,000	50%
At target	$355,000	100%
At superior (120% of target performance)	$426,000	200%

[1]	For purposes of our annual incentive program, adjusted EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and certain items that management does not consider to be reflective of our core operating performance. Adjusted EBITDA is not a measure recognized under United States Generally Accepted Accounting Principles (U.S. GAAP).
[2]	For purposes of our annual incentive program, operating cash flow is defined as adjusted EBITDA minus cash taxes, capital expenditures (cash methodology) and the monthly average change to working capital. Operating cash flow is not a measure recognized under United States Generally Accepted Accounting Principles (U.S. GAAP).

2015 Achievement Level	Operating Cash Flow 30% (000)	Award Payout as % of Award Target
Below threshold		0%
At threshold (80% of target performance)	$66,400	50%
At target	$83,000	100%
At superior (120% of target performance)	$99,600	200%

In 2015, for purposes of the AIP, our adjusted EBITDA was $365.3 million and operating cash flow was $155.1 million. This performance resulted in cash AIP award payments to our NEOs as follows:

	2015 Year- End Base Salary	Target Bonus	Achievement Factor as a Percent of Target Award	2015 Amount Earned under AIP
Mr. Edwards	$850,000	110%	140.2%	$1,310,870
Mr. Stephenson	$628,000	75%	140.2%	$660,342
Mr. Campbell (1)	$558,000	65%	140.2%	$423,755
Mr. de Miguel	€449,000	65%	132.6%	€386,993
Mr. Lee	$530,000	65%	140.4%	$483,678
Mr. Hardt	$400,000	65%	140.2%	$364,520

(1)	Mr. Campbell received a pro rata bonus for the ten months he was employed at the Company as part of his severance agreement.

Long-Term Incentive Compensation

2015 Long-Term Incentive Program

The Omnibus Plan authorizes the Compensation Committee to award stock options, stock appreciation rights, shares of common stock, restricted stock, RSUs, incentive awards and certain other types of awards to our key employees and directors. Except in the case of newly hired or promoted executives, it has been the practice of the Compensation Committee to grant incentive awards under the Omnibus Plan, including equity-based incentive awards, during the first quarter of the calendar year so that all or most elements of executive compensation can be considered in a coordinated, comprehensive manner.

For 2015, the Compensation Committee, following consultation with Cook & Co., determined that equity-based awards to our NEOs should have a value generally aligned with the median total long-term incentive awards granted to executives in similar positions among our peer group companies. The equity-based awards we granted in 2015 consisted of options to purchase shares of our common stock, time-vested RSUs, and performance-based RSUs (“Performance RSUs”). The percentage mix of the three Long-Term Incentive Program (“LTIP”) vehicles granted in 2015 (on a value basis) was approximately 50%, 30%, and 20% for Performance RSUs, stock options, and time-vested RSUs, respectively. The value of the 2015 equity-based awards along with the number of shares and options granted are as follows:

		Number of Shares
	2015 LTIP Grant Value	Performance RSUs at Target	Stock Options	Time Vested RSUs
Mr. Edwards	$2,100,000	19,700	38,900	7,900
Mr. Stephenson	$1,121,000	10,500	20,800	4,200
Mr. Campbell	$848,000	7,900	15,700	3,200
Mr. de Miguel	$733,000	6,900	13,600	2,700
Mr. Lee	$675,000	6,300	12,500	2,500
Mr. Hardt	$500,000	4,700	9,300	1,900

2015 Performance-Based Restricted Stock Units

For 2015, we granted a target number of Performance RSUs to our NEOs under the Omnibus Plan. The Performance RSUs cliff vest after three years if we achieve certain established performance goals and if the NEO remains in our employ until December 31, 2017. If the Company’s return on invested capital for the 3-year performance period ending December 31, 2017, is 9%, the number of Performance RSUs will vest at the target level. If ROIC is 7.2% (80% of the target performance goal), then one-half of the Performance RSUs will vest. If ROIC is 10.8% (120% of the target performance goal), then two times the number of Performance RSUs will vest. Achievement of the performance goal between threshold and target, and between target and superior will be linearly interpolated. Performance RSUs that vest will be settled 50% in cash and 50% in shares of our common stock.

Following its review of the benchmarking and analysis of Cook & Co., the Compensation Committee determined that the value of the Performance RSUs granted in 2015 should constitute approximately 50% of the total value of each NEO’s long-term incentive opportunity. Because the value of Performance RSUs increases with the increase in the price of our common stock, we believe Performance RSUs align the interests of our NEOs with those of our stockholders. In addition, the use of a return-on-invested-capital performance goal introduces a capital efficiency metric to our incentive program and further emphasizes the importance of our long-term performance.

2015 Stock Option Awards

For 2015, we granted non-qualified stock options to purchase shares of the Company’s common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant to the NEOs. The options granted in 2015 vest ratably over a three-year period, and expire on the tenth anniversary of the grant date or earlier upon certain events involving the termination of the optionee’s employment. Following its review of a benchmarking analysis by Cook & Co., the Compensation Committee determined that the value of stock options granted in 2015 should constitute approximately 30% of the total value of the annual long-term incentive awards granted. We believe the use of stock options as a component of compensation is an effective way of aligning the interests of our executives with those of our stockholders, as the intrinsic value of stock options is dependent on increases in the price of our common stock.

2015 Time-Vested Restricted Stock Unit Awards

For 2015, the Compensation Committee approved a grant of time-vested RSUs to our NEOs. The RSUs cliff vest after three years. Following its review of a benchmarking analysis by Cook & Co., the Compensation Committee determined that the value of time-vested RSUs should constitute approximately 20% of the total value of the annual long-term incentive awards granted. We believe the use of time-vested RSUs as a component of compensation helps retain executives and aligns the interests of our executives and stockholders, as the value of RSUs is directly linked to the price of our common stock.

Awards under the Prior Cash-Based Long-Term Incentive Plan

In 2011, the Compensation Committee approved a Long-Term Incentive Plan (the “LTIP”) under which long-term cash incentive awards would be granted to designated participants based on achieving specified performance targets. Beginning in 2014, the long-term cash awards were replaced with performance-based restricted stock units, as described above.

In 2013, the Compensation Committee established cash LTIP target award amounts for each of the NEOs who were employed by us at the time (Mr. Edwards, $1,000,000; Mr. Stephenson, $560,500; Mr. de Miguel, $366,500; and Mr. Lee, $337,500) for the three-year period ending December 31, 2015. Mr. Hardt commenced his employment with the Company after 2013 and did not receive awards under the LTIP pertaining to this period. Mr. Campbell was not employed on December 31, 2015, and did not receive a payout under the LTIP pertaining to this period.

The cash LTIP awards for the three-year performance period ending December 31, 2015, were based on the achievement of adjusted operating cash flow targets for the years ending December 2013, 2014, and 2015. The annual adjusted operating cash flow targets for 2013, 2014, and 2015 were $110 million, $100 million, and $103 million, respectively. Pursuant to the terms of the awards, payouts were to be determined as follows:

Achievement Level (Average)	Operating Cash Flow (000)	Award Payout as % of Award Target
Below threshold		0%
At threshold (80% of target performance)	$250,400	50%
At target	$313,000	100%
At superior (120% of target performance)	$375,600	200%

The actual operating cash flow performance of the Company for the performance period was $429 million. This was above the superior performance level, which resulted in a 200% payout under the cash LTIP awards for the performance period ending December 31, 2015. As a result, actual payout amounts were as follows: for Mr. Edwards, $2,000,000; for Mr. Stephenson, $1,121,000; for Mr. de Miguel, $733,000; and for Mr. Lee, $675,000.

Retirement Plan Benefits

Our NEOs, other than Mr. de Miguel, participate in our 401(k) savings plan and our nonqualified retirement plan. Benefits under these plans provide executives with an income source during their retirement years and reward executives for long service to the Company. Messrs. Stephenson and Campbell are also covered under our Qualified Defined Benefit Plan, which was frozen January 31, 2009. Mr. de Miguel, who is employed primarily in Germany, receives a percentage of his annual base salary as a defined contribution retirement benefit. We believe that our retirement plans are generally competitive in the automotive industry and assist the Company in attracting and retaining a high caliber executive leadership team. Please see the 2015 Pension Benefits table, the 2015 Nonqualified Deferred Compensation table, and the accompanying narratives for further information regarding our retirement plans.

Termination and Change in Control Benefits

One of our NEOs, Mr. Stephenson, receives certain benefits under his employment agreement upon certain termination events, including following a change in control of the Company. Messrs. Edwards, Lee and Hardt, who do not have employment agreements, are entitled to such benefits through our Executive Severance Pay Plan. These benefits, described in detail under “Terms Applicable to Payments upon Termination of Employment,” are intended to ensure that the executive leadership team is able to objectively evaluate potential change in control transactions without the distraction of the potential impact such transactions may have on employment of our executives.

Effective November 1, 2015, Allen Campbell’s employment was terminated without cause. Pursuant to the terms of his employment agreement and in exchange for a non-competition covenant and a full release of claims, Mr. Campbell received: (a) a lump sum cash payment equaling two times the sum of (i) his base salary plus (ii) his target annual incentive for the year prior to his termination; (b) pro-rata portion of the 2015 annual incentive award for the ten months he was employed in 2015 based on actual performance; (c) amounts to which he was entitled under our nonqualified Supplemental Executive Retirement Plan; and (d) twenty-four months of continued life and health insurance benefits. Mr. Campbell’s outstanding equity awards were treated according to the terms of the applicable equity award agreements. Mr. Campbell will receive items (a), (c), (d), and his outstanding RSUs six months after separation of service in accordance with 409A of the Internal Revenue Code.

Health Benefits

We provide our NEOs, other than Mr. de Miguel, with health and welfare benefits that are available to all of our salaried employees. Our plan is a flexible plan which permits participants to choose among various co-pay options and available benefits, including medical, prescription drug, dental, long-term disability and life insurance, and other benefits, depending on the needs of the participant and his or her dependents. These benefits help us remain competitive in attracting and retaining a high caliber management team. Mr. de Miguel, who is employed primarily in Germany, is provided with health insurance comparable in value to that provided the other NEOs under our plan.

Perquisites

Our executives are provided with a vehicle for business and personal use through a vehicle lease program or through a vehicle allowance. This program helps us to attract and retain a high caliber management team in the very competitive automotive supplier industry. The value of this benefit is treated as ordinary income for tax purposes at the full extent of its value, and participants, including the NEOs, do not receive any full or partial tax “gross up” payments or similar compensation to cover this tax.

Relocation and Expatriate Benefits

Messrs. de Miguel and Lee commenced their employment with us in 2013 as presidents of our business units in the Europe and Asia Pacific regions, respectively. Mr. de Miguel is also the president of our South America business unit. In addition to the base salary and incentive compensation described above, Messrs. de Miguel and Lee receive certain relocation and expatriate benefits. Mr. de Miguel receives Company-leased housing at his assignment location and a monthly allowance for additional living expenses. Mr. Lee receives Company-leased housing at his assignment location and other amounts associated with his assignment, including a goods and services allowance. Mr. Lee’s expatriate benefits also include tax equalization payments and tax preparation services. We believe these benefits are appropriate to attract highly qualified candidates for key international leadership positions in competitive markets for executive automotive talent.

Stock Ownership Policy

We require that certain of our officers achieve and maintain levels of ownership of our common stock. The levels are based on multiples of each officer’s base salary. Under our policy, officers are required to hold 50% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach the applicable level. Only shares owned outright and time-vested RSUs count toward satisfaction of the guideline (time-vested RSUs are counted on an after-tax basis assuming a 35% tax rate for ease of administration). This policy is intended to align the interests of our key executives with the interests of our stockholders by maintaining a strong link between the Company’s long-term success and the ultimate compensation of key executives. The stock ownership levels are as follows:

Positions	Stock Ownership Level (Multiple of Base Salary)
Chief Executive Officer	6X
Chief Operating Officer; Chief Financial Officer	3X
Regional President; General Counsel; Chief Human Resources Officer	2X
Chief Accounting Officer; Other Officers	1X

All NEOs are in compliance at the required multiple of base salary or are retaining their acquired amounts until they reach the required multiple.

Policy Concerning Transactions Involving Company Securities

We have a policy applicable to all directors, officers, and employees that prohibits certain transactions involving our stock, including engaging in short-term speculative transactions, such as hedging transactions and buying or selling put or call options, holding the Company’s securities in a margin account, pledging the Company’s securities as collateral for a loan, or engaging in short sales of the Company’s securities.

Clawback Policy

Cooper Standard has a compensation recovery (“clawback”) policy. The policy authorizes the Board to recoup incentive compensation paid to executive officers, including our NEOs, in the event the Company experiences a material financial restatement. Recoverable compensation is any cash or equity-based compensation for which the grant, payment, or vesting was predicated upon the achievement of financial results that were derived from financial statements that are required to be restated, except where such restatement is required due to changes in accounting rules or standards or changes in applicable law.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Cooper-Standard Holdings Inc. oversees our executive compensation program. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and included in this Proxy Statement.

Compensation Committee

Glenn R. August, Chair

Robert J. Remenar

Stephen A. Van Oss

Executive Compensation

Set forth below is information regarding compensation for services to the Company in all capacities of the following executive officers of the Company (the “Named Executive Officers” or “NEOs”) during the year ended December 31, 2015: (i) our current Chief Executive Officer; (ii) our current Chief Financial Officer; (iii) our former Chief Financial Officer; and (iv) the 3 most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at December 31, 2015.

2015 SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary (2)	Bonus	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation		Total (7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

Jeffrey S. Edwards, Chairman and Chief Executive Officer	2015	$849,712	–	$1,553,052	$671,803	$3,310,870	–	$165,530	(8)	$6,550,967
	2014	$824,808	–	$1,536,536	$667,986	$414,525	–	$139,479		$3,583,334
	2013	$800,000	–	$416,223	$557,614	$562,104	–	$93,470		$2,429,411

Matthew W. Hardt, Executive Vice President and Chief Financial Officer	2015	$361,539	–	$371,382	$160,611	$364,520	–	$201,998	(9)	$1,460,050

Allen J. Campbell, Former Executive Vice President and Chief Financial Officer	2015	$472,062	–	$624,597	$271,139	$423,755	$1,731	$2,216,609	(10)	$4,009,893
	2014	$549,846	–	$649,054	$282,690	$171,074	$16,620	$180,403		$1,849,687
	2013	$526,308	–	$170,456	$229,744	$242,056	–	$218,554		$1,387,118

Keith D. Stephenson, Executive Vice President and Chief Operating Officer	2015	$627,792	–	$827,169	$359,216	$1,781,342	$45	$179,558	(11)	$3,775,122
	2014	$609,846	–	$860,990	$374,826	$218,926	$2,766	$167,052		$2,234,406
	2013	$586,308	–	$224,692	$303,096	$310,914	–	$202,698		$1,627,708

Song Min Lee, Senior Vice President and President, Asia Pacific	2015	$529,539	–	$495,176	$215,875	$1,158,678	–	$705,261	(12)	$3,104,529
	2014	$514,885	–	$516,594	$226,152	$231,883	–	$652,020		$2,141,534
	2013	$469,231	$75,000	$135,590	$182,688	$228,355	–	$408,343		$1,499,207

Fernando de Miguel, Senior Vice President and President, Europe and South America	2015	$487,907	–	$540,192	$234,872	$1,153,527	–	$226,350	(13)	$2,642,848
	2014	$498,942	–	$562,955	$244,998	$149,791	–	$248,614		$1,705,300
	2013	$459,205	$344,404	$143,450	$203,775	$251,668	–	$192,543		$1,595,045

(1)	Mr. Hardt joined the company as Executive Vice President effective February 2, 2015 and became Executive Vice President and Chief Financial Officer effective March 2, 2015.

Mr. Campbell was the Executive Vice President and Chief Financial Officer until March 2, 2015 and then Mr. Campbell served as Executive Vice President and Chief Infrastructure Officer until his departure from the Company, effective November 1, 2015.

Compensation for Mr. de Miguel, a Germany-based employee, is delivered in Euro. In calculating the dollar equivalent for items that are not denominated in U.S. dollars, the Company converts compensation into dollars based on mid-market currency exchange rates in effect at year-end. For 2015, the currency conversion rate utilized equaled 1.0866525119.

(2)	Amounts shown reflect the Named Executive Officer’s annual base salary earned during the fiscal year taking into account any increases in base salary during the course of the year and are not reduced to reflect the NEOs’ elections, if any, to defer receipt of salary into the CSA Savings Plan for salaried U.S. employees. Increases in base salary, if any, for NEOs for the fiscal year were determined effective as of the beginning of the year. For Mr. Campbell, salary earned in 2015 reflects that portion of his annual base salary earned until November 1, 2015, the effective date of his separation from the Company.

(3)	The amounts shown in column (e) represent the aggregate grant-date fair value of time-vested RSUs and Performance RSUs granted under the Omnibus Plan and are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation (“ASC Topic 718”). In the case of Performance RSUs, the amounts shown are based on the probable outcome of performance conditions at the time of the grant, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718 as follows: Mr. Edwards, $1,108,519; Mr. Campbell, $444,533; Mr. Stephenson, $590,835; Mr. Lee, $354,501; Mr. de Miguel, $388,263; and Mr. Hardt, $264,469. Assuming the highest level of performance is achieved for the Performance RSUs, the maximum value of these awards at the grant date would be as follows: Mr. Edwards, $2,217,038; Mr. Campbell, $889,066; Mr. Stephenson, $1,181,670; Mr. Lee, $709,002; Mr. de Miguel, $776,526; and Mr. Hardt, $528,938. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(4)	The amounts shown in column (f) represent the aggregate grant-date fair value of stock option awards granted under the Omnibus Plan and are computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(5)	The amounts shown in column (g) represent the sum of (i) bonus payments for 2015 under the Company’s annual incentive bonus program as follows: Mr. Edwards, $1,310,870; Mr. Campbell, $423,755 (pro-rated for ten months worked in 2015); Mr. Stephenson, $660,342; Mr. Lee, $483,678; Mr. de Miguel, $420,527; and Mr. Hardt, $364,520; and (ii) payments under the Company’s Long-Term Incentive Plan for the performance period ending December 31, 2015 as follows: Mr. Edwards, $2,000,000; Mr. Stephenson, $1,121,000; Mr. Lee, $675,000; Mr. de Miguel, $733,000.

(6)	The amount shown in column (h) represents for each NEO the sum of the aggregate annualized change in the actuarial present value of accumulated benefits under all defined benefit and actuarial pension plans (qualified and non-qualified, including supplemental plans) from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the covered fiscal year. In addition, there were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified during the fiscal year for the NEOs.

(7)	The percentages of total compensation in 2015 that were attributable to base salary and total bonus (the amounts identified in columns (d) and (g)) were as follows: for Mr. Edwards, base salary 13.0%, bonus 50.5%; for Mr. Campbell, base salary 11.8%, bonus 10.6%; for Mr. Stephenson, base salary 16.6%, bonus 47.2%; Mr. Lee, base salary 17.1%, bonus 37.3%; for Mr. de Miguel, base salary 18.5%, bonus 43.6%; and for Mr. Hardt, base salary 24.8%, bonus 25%.

(8)	The amount shown in column (i) for Mr. Edwards represents Company contributions under the qualified 401(k) CSA Savings Plan ($21,200) and nonqualified Supplemental Executive Retirement Plan ($130,508); the cost of a Company-provided vehicle ($11,318); and life insurance premiums paid by the Company.

(9)

The amount shown in column (i) for Mr. Hardt represents Company contributions under the qualified 401(k) CSA Savings Plan ($18,550); nonqualified Supplemental Executive Retirement Plan ($19,412); moving expenses ($158,406); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

(10)	The amount shown in column (i) for Mr. Campbell represents Company contributions under the qualified 401(k) CSA Savings Plan ($18,550) and nonqualified Supplemental Executive Retirement Plan ($116,508); the cost of a Company-provided vehicle; severance pay ($2,068,571); and life insurance premiums paid by the Company. Mr. Campbell’s severance pay cannot be paid out until six months after his separation of service; therefore, the severance payment will not occur until 2016.

(11)	The amount shown in column (i) for Mr. Stephenson represents Company contributions under the qualified 401(k) CSA Savings Plan ($21,200) and nonqualified Supplemental Executive Retirement Plan ($148,144); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

(12)	The amount shown in column (i) for Mr. Lee represents Company contributions under the qualified 401(k) CSA Savings Plan ($21,200) and nonqualified Supplemental Executive Retirement Plan ($70,171); the value of Company-paid costs associated with Mr. Lee’s expatriate assignment (totaling $492,924); and life insurance premiums paid by the Company. The expatriate benefits include personal travel expenses; a goods and services allowance ($57,766); housing costs ($67,935); the cost of a Company-provided vehicle; and tax preparation services. The expatriate benefits also include payment of Korean income and social taxes ($168,706) and a US tax equalization payment ($197,000). The expatriate benefits were valued on the basis of the aggregate incremental cost to the Company and represent the amount paid to the service provider or Mr. Lee, as applicable.

(13)	The amount shown in column (i) for Mr. de Miguel represents Company contributions to defined contribution pension scheme ($73,186); a monthly living allowance ($62,066); housing and relocation expenses associated with Mr. de Miguel living in Germany ($44,857); a tax gross-up associated with housing expenses and other benefits-in-kind ($27,579); the cost of a Company-provided vehicle ($10,821); and a monthly health insurance benefit allowance. The benefits were valued on the basis of the aggregate incremental cost to the Company and represent the amount paid to the service provider or Mr. de Miguel, as applicable.

2015 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding plan-based awards made to the Named Executive Officers during 2015.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares or Units of Stock (#)	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh) (2)	Grant-date fair value of Stock and Option Awards ($)(3)
Name	Award Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Jeffrey S. Edwards	Annual Bonus (4)	1/1/2015	$140,250	$935,000	$1,870,000
	Options (5)	2/19/2015								38,900	56.27	671,803
	RSUs (6)	2/19/2015							7,900			444,533
	Performance RSUs (7)	2/19/2015				9,850	19,700	39,400				1,108,519
Allen J. Campbell	Annual Bonus (4)	1/1/2015	$54,405	$362,700	$725,400
	Options (5)	2/19/2015								15,700	56.27	271,139
	RSUs (6)	2/19/2015							3,200			180,064
	Performance RSUs (7)	2/19/2015				3,950	7,900	15,800				444,533
Keith D. Stephenson	Annual Bonus (4)	1/1/2015	$70,650	$471,000	$942,000
	Options (5)	2/19/2015								20,800	56.27	359,216
	RSUs (6)	2/19/2015							4,200			236,334
	Performance RSUs (7)	2/19/2015				5,250	10,500	21,000				590,835
Song Min Lee	Annual Bonus (4)	1/1/2015	$51,675	$344,500	$689,000
	Options (5)	2/19/2015								12,500	56.27	215,875
	RSUs (6)	2/19/2015							2,500			140,675
	Performance RSUs (7)	2/19/2015				3,150	6,300	12,600				354,501
Fernando de Miguel	Annual Bonus (4)	1/1/2015	$47,571	$317,140	$634,280
	Options (5)	2/19/2015								13,600	56.27	234,872
	RSUs (6)	2/19/2015							2,700			151,929
	Performance RSUs (7)	2/19/2015				3,450	6,900	13,800				388,263
Matthew W. Hardt	Annual Bonus (4)	1/1/2015	$39,000	$260,000	$520,000
	Options (5)	2/19/2015								9,300	56.27	160,611
	RSUs (6)	2/19/2015							1,900			106,913
	Performance RSUs (7)	2/19/2015				2,350	4,700	9,400				264,469

(1)	Represents the range of potential payouts under the Performance RSUs granted under the Omnibus Plan in 2015. The number of Performance RSUs that are earned, if any, will be based on performance for fiscal years 2015 to 2017 and will be determined after the end of fiscal year 2017.

(2)	Represents the exercise price of options granted under the Omnibus Plan.

(3)	Represents the grant-date fair value of RSUs, Performance RSUs and stock option awards granted under the Omnibus Plan, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(4)	For 2015, the Compensation Committee approved target annual incentive awards under the AIP for executive officers and, as the basis for determining the entitlement of executives to actual payment of annual incentive awards, set Adjusted EBITDA and operating cash flow performance targets for the year in accordance with the Company’s 2015 business plan approved by the Company’s Board in December 2014. The determination of annual incentive award payments is described under “Annual Incentive Award” under the Executive Compensation Components section. The amounts set forth under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” reflects the possible payouts of cash annual incentive awards under the AIP. Amounts reported in the “Threshold” column assume that there is no payout under the Adjusted EBITDA performance metric and that the NEO only earns the minimum payout for the operating cash flow performance metric (the metric with the lower weighting). The amounts set forth in footnote 5 under column (g) of the Summary Compensation Table refer to actual payments for 2015 annual incentive awards based on the achievement by the Company of Adjusted EBITDA and operating cash flow in 2015 as compared to the established targets.

(5)	Represents options to purchase shares of the Company’s common stock granted under the Omnibus Plan. The options granted vest ratably such that one-third of the shares covered by the options vest on each of the first three anniversaries of the date of grant and expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary (as defined in the Omnibus Plan) of the date of the optionee’s termination of employment due to death or disability, or in connection with a Change of Control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least 5 years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company or its affiliates for any reason not described in clauses (ii) or (iii) above.

(6)	Represents time-vested RSUs granted under the Omnibus Plan. These RSUs cliff vest on the third anniversary of the date of grant.

(7)	Represents Performance RSUs granted under the Omnibus Plan. These Performance RSUs vest if the executive continues employment with the Company until the end of the performance period ending on December 31, 2017 and are subject to the achievement of a return-on-invested-capital performance goal during the performance period commencing on January 1, 2015 and ending on December 31, 2017. As soon as practical after the end of the performance period, a determination as to the extent the performance goal has been achieved will be made, and the Company will settle such vested Performance RSUs by (i) delivering an amount of cash equal to the fair market value of a number of shares of common stock of the Company equal to one-half of the number of Performance RSUs that have vested and (ii) issuing a number of shares of common stock of the Company equal to one-half the number of Performance RSUs that have vested. The determination of the amounts vesting is described under “Long-Term Incentive Compensation” under the Executive Compensation Components section of the Compensation Discussion and Analysis.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR END

The following table sets forth information concerning outstanding equity awards held by the Named Executive Officers at December 31, 2015.

	Option Awards (1)								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unearned Options		Number of Securities Underlying Unexercisable Options		Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
(a)	(b)	(c)		(d)		(e)	(f)		(g)		(h)	(i)		(j)
Jeffrey S. Edwards	75,000			50,000	(4)	$45.00	10/15/2019	(5)	10,744	(6)	$833,627	8,300	(7)	$643,997
	75,000			50,000	(4)	$52.50	10/15/2019	(5)	6,600	(8)	$512,094	39,400	(9)	$3,057,046
	0			40,290	(10)	$38.74	2/15/2023	(11)	7,900	(12)	$612,961	–		–
	10,633			21,267	(13)	$66.23	3/20/2024	(14)	–		–	–		–
	0			38,900	(15)	$56.27	2/19/2025	(14)	–		–	–		–
Allen J. Campbell	93,000			0		$25.52	11/1/2016	(16)	–		–	–		–
	9,106			0		$25.52	11/1/2016	(16)	–		–	–		–
	8,700			0		$46.75	11/1/2016	(16)	–		–	–		–
	13,300			0		$45.00	11/1/2016	(16)	–		–	–		–
	4,500			0		$66.23	1/30/2016	(17)	–		–	–		–
Keith D. Stephenson	93,000			0		$25.52	5/27/2020	(11)	3,843	(18)	$298,178	4,650	(7)	$360,794
	5,877	6,064	(19)	0		$25.52	5/27/2020	(20)	5,800	(6)	$450,022	21,000	(9)	$1,629,390
	13,000			0		$46.75	3/15/2021	(11)	3,700	(8)	$287,083	–		–
	17,700			0		$45.00	3/9/2022	(11)	4,200	(12)	$325,878	–		–
	0			21,900	(10)	$38.74	2/15/2023	(11)	–		–	–		–
	5,967			11,933	(13)	$66.23	3/20/2024	(14)	–		–	–		–
	0			20,800	(15)	$56.27	2/19/2025	(14)	–		–	–		–
Song Min Lee	0			13,200	(10)	$38.74	2/15/2023	(11)	3,500	(6)	$271,565	2,800	(7)	$217,252
	3,600			7,200	(13)	$66.23	3/20/2024	(14)	2,200	(8)	$170,698	12,600	(9)	$977,634
	0			12,500	(15)	$56.27	2/19/2025	(14)	2,500	(12)	$193,975	–		–
Fernando de Miguel	0			14,300	(21)	$37.75	3/1/2023	(11)	3,800	(22)	$294,842	3,050	(7)	$236,650
	3,900			7,800	(13)	$66.23	3/20/2024	(14)	2,400	(8)	$186,216	13,800	(9)	$1,070,742
	0			13,600	(15)	$56.27	2/19/2025	(14)	2,700	(12)	$209,493	–		–
Matthew W. Hardt	0			9,300	(15)	$56.27	2/19/2025	(14)	1,900	(12)	$147,421	9,400	(9)	$729,346

(1)	All of the amounts presented in this portion of the table relate to options to purchase shares of the Company’s common stock granted to the NEOs under the Omnibus Plan (for awards granted in 2011, 2012, 2013, 2014, and 2015) and under the 2010 Cooper-Standard Holdings Inc. Management Incentive Plan (for awards granted in 2010).

(2)	Represents options, which have vested and were exercisable as of December 31, 2015.

(3)	The values in column (h) equal the total number of shares of stock or RSUs listed in column (g) for each NEO multiplied by the value of Company common stock as of December 31, 2015.

The values in column (j) equal the total number of shares of stock or Performance RSUs listed in column (i) for each NEO multiplied by the value of Company common stock as of December 31, 2015.

The value of common stock as of December 31, 2015 was $77.59 per share, which was the December 31, 2015 closing price of Company stock listed on the NYSE.

(4)	Represents outstanding time-based options granted October 15, 2012, which have not vested and were unexercisable as of December 31, 2015, with respect to two grants of 125,000 options for Mr. Edwards. These options vest ratably over five years.

(5)	Options listed were granted to Mr. Edwards on October 15, 2012, and expire on the earliest to occur of: (i) the seventh anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement after attaining age 65 or attaining age 60 with at least five years of service, by the Company without cause, by the optionee for good reason, or in connection with a change in control; or (iii) 90 days following the date of the optionee’s termination of employment without good reason.

(6)	Represents time-vested RSUs granted on February 15, 2013, under the Omnibus Plan that had not yet vested as of December 31, 2015, with respect to the following number of RSUs: for Mr. Edwards, 10,744; for Mr. Stephenson, 5,800; and for Mr. Lee, 3,500. These RSUs cliff vest on the third anniversary of the date of grant.

(7)	Target awards of Performance RSUs were granted in March 2014, to be earned in a multiple ranging from zero to two times the target awards based on our performance during 2014 to 2016. The Performance RSUs earned will be settled in 2017. Performance for 2014 to 2015 was below the threshold level; therefore, the threshold amounts are shown in accordance with SEC rules.

Represents Performance RSUs granted on March 20, 2014, under the Omnibus Plan that had not yet become vested as of December 31, 2015, with respect to the following number of Performance RSUs: for Mr. Edwards, 16,600; for Mr. Stephenson, 9,300; Mr. Lee, 5,600; and for Mr. de Miguel, 6,100. These Performance RSUs vest if the executive continues in employment with the Company until the end of the performance period ending on December 31, 2016, and will be subject to the achievement of the performance goals during the performance period commencing on January 1, 2014, and ending on December 31, 2016.

(8)	Represents time-vested RSUs granted on March 20, 2014, under the Omnibus Plan that had not yet vested as of December 31, 2015, with respect to the following number of RSUs: for Mr. Edwards, 6,600; for Mr. Stephenson, 3,700; for Mr. Lee, 2,200; and for Mr. de Miguel, 2,400. These RSUs cliff vest on the third anniversary of the date of grant.

(9)	Target awards of Performance RSUs were granted in February 2015 to be earned in a multiple ranging from zero to two times the target awards based on our performance during 2015 to 2017. The Performance RSUs earned will be settled in 2018. Performance for 2015 was above the target level but below maximum; therefore, the maximum amounts are shown in accordance with SEC rules.

Represents Performance RSUs granted on February 19, 2015, under the Omnibus Plan that had not yet become vested as of December 31, 2015, with respect to the following number of Performance RSUs: for Mr. Edwards, 19,700; for Mr. Stephenson, 10,500; for Mr. Lee, 6,300; for Mr. de Miguel, 6,900; and for Mr. Hardt, 4,700. These Performance RSUs vest if the executive continues in employment with the Company until the end of the performance period ending on December 31, 2017, and will be subject to the achievement of the performance goals during the performance period commencing on January 1, 2015, and ending on December 31, 2017.

(10)	Represents outstanding options granted February 15, 2013, which have not vested and were unexercisable as of December 31, 2015, with respect to the following number of granted options: for Mr. Edwards, 40,290; for Mr. Stephenson, 21,900; and for Mr. Lee, 13,200. These options cliff vest on the third anniversary of the grant date.

(11)

Options listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement after attaining age 65 or attaining age 60 with at least five years of service, by the Company without cause, by the optionee for good reason, or in connection with a change in control; or (iii) 90 days following the date of the optionee’s termination of employment by the Company with cause or by the optionee without good reason.

(12)	Represents time-vested RSUs granted on February 19, 2015, under the Omnibus Plan that had not yet vested as of December 31, 2015, with respect to the following number of RSUs: for Mr. Edwards, 7,900; for Mr. Stephenson, 4,200; for Mr. Lee, 2,500; for Mr. de Miguel, 2,700; and for Mr. Hardt 1,900. These RSUs cliff vest on the third anniversary of the date of grant.

(13)	Represents outstanding options granted March 20, 2014, which have not vested and were unexercisable as of December 31, 2015, with respect to the following number of granted options: for Mr. Edwards, 31,900; for Mr. Stephenson, 17,900; for Mr. Lee, 10,800; and for Mr. de Miguel, 11,700. These options vest ratably over three years.

(14)	Options listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death or disability, or in connection with a Change of Control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least five years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company and its affiliates for any reason not described in clauses (ii) through (iv) above.

(15)	Represents outstanding options granted February 19, 2015, which have not vested and were unexercisable as of December 31, 2015, with respect to the following number of granted options: for Mr. Edwards, 38,900; for Mr. Stephenson, 20,800; for Mr. Lee, 12,500; for Mr. de Miguel, 13,600; and for Mr. Hardt, 9,300. These options vest ratably over three years.

(16)	Options and options in respect of warrants listed were granted to Mr. Campbell on May 27, 2010, March 15, 2011, and March 9, 2012, and have an Option Expiration Date of November 1, 2016 (the first anniversary of Mr. Campbell’s separation of service on November 1, 2015, pursuant to the terms of his award agreements).

(17)	Options listed were granted to Mr. Campbell on March 20, 2014, and have an Option Expiration Date of January 30, 2016, (90 days from the date of Mr. Campbell’s separation of service on November 1, 2015, pursuant to terms of his award agreement).

(18)	Represents shares of restricted common stock in respect of warrants granted on May 27, 2010, under the Company’s Management Incentive Plan that had not yet become vested as of December 31, 2015, with respect to the 7,566 shares of the Company’s common stock granted to Mr. Stephenson. These shares vest ratably over four years but only in proportion and to the extent that warrants of the Company held by third parties have been exercised.

(19)	Represents outstanding options in respect of warrants granted May 27, 2010, which have not been earned and were unexercisable as of December 31, 2015, with respect to the 11,941 options in respect of warrants that were granted to Mr. Stephenson. These options vest ratably over four years but only in proportion and to the extent that warrants of the Company held by third parties have been exercised.

(20)	Options and options in respect of warrants listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement at normal retirement age under the Company’s qualified retirement plan, by the Company without cause, by the optionee for good reason, or in connection with a change in control; or (iii) 90 days following the date of the optionee’s termination by the Company for cause or by the optionee without good reason.

(21)	Represents outstanding options granted March 1, 2013, which have not been earned or vested and were unexercisable as of December 31, 2015, with respect to a grant of 14,300 options for Mr. de Miguel. These options cliff vest on the third anniversary of the grant date.

(22)	Represents time-vested RSUs granted on March 1, 2013, under the Omnibus Plan that had not yet vested as of December 31, 2015, with respect to 3,800 RSUs for Mr. de Miguel. These RSUs cliff vest on the third anniversary of the date of grant.

2015 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning the exercise of stock options and vesting of stock for each Named Executive Officer during 2015.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Name (a)	(b)	(c)	(d)	(e)

Jeffrey S. Edwards	–	–	–	–
Matthew W. Hardt	–	–	–	–
Allen J. Campbell (1)	–	–	3,500 (2)	187,705 (3)
	–	–	3,167 (4)	203,700 (5)
	–	–	3,974 (6)	308,343 (7)
Keith D. Stephenson	–	–	4,700 (2)	252,061 (3)
	–	–	1,121 (4)	71,341 (5)
Song Min Lee	–	–	–	–
Fernando de Miguel	–	–	–	–

(1)	Mr. Campbell’s separation from the Company was effective November 1, 2015. There were no modifications made to his equity awards at the time of Mr. Campbell’s departure from the Company; the treatment of outstanding equity awards was prescribed in the applicable award agreements. The chart below illustrates the treatment of Mr. Campbell’s outstanding equity awards on November 1, 2015.

Grant Name	Option Exercise Price	Outstanding 11/1/2015	Exercisable Prior to Departure	Vesting 11/1/2015		Forfeited 11/1/2015	Option Expiration Date
May 27, 2010 Restricted Common Stock in Respect of Warrants	–	3,922	–	2,125		1,797	–
5/27/2010 Options in Respect of Warrants	$25.52	11,941	5,753	3,353		2,835	11/1/2016
5/27/2010 Options	$25.52	93,000	93,000	–		–	11/1/2016
3/15/2011 Options	$46.75	8,700	8,700	–		–	11/1/2016
3/9/2012 Options	$45.00	13,300	13,300	–		–	11/1/2016
2/15/2013 RSUs	–	4,400	–	3,974	*	426	–
2/15/2013 Options	$38.74	16,600	–	–		16,600	–
3/20/2014 Performance RSUs	–	7,000	–	–		7,000	–
3/20/2014 RSUs	–	2,800	–	–		2,800	–
3/20/2014 Options	$66.23	13,500	4,500	–		9,000	1/30/2016
2/19/2015 RSUs	–	3,200	–	–		3,200	–
2/19/2015 Options	$56.27	15,700	–	–		15,700	–
2/19/2015 Performance RSUs	–	7,900	–	–		7,900	–

*	In accordance with 409A of the Internal Revenue Code, the 3,974 RSUs cannot be released until six months after separation from service.

(2)	Represents shares of common stock acquired upon vesting of the time-vested RSU awards that were granted on March 9, 2012, with respect to the following number of RSUs: for Mr. Campbell, 3,500; and for Mr. Stephenson, 4,700. One hundred percent of these units vested on the third anniversary of the grant date.

(3)	Represents the fair market value of the shares of common stock acquired upon vesting of the awards which were granted on March 9, 2012, that became vested on March 9, 2015. The fair market value of common stock on March 9, 2015, was $53.63.

(4)	Represents shares of common stock acquired, which are the portions of the restricted common stock in respect of warrants awards granted on May 27, 2010, through the Company’s Management Incentive Plan that became vested during 2015 following the exercise of warrants of the Company held by third parties, with respect to the following number of granted shares: for Mr. Campbell, 7,566; and for Mr. Stephenson, 7,566. These shares vest ratably over a four-year period, but only in proportion and to the extent the warrants of the Company held by third parties have been exercised.

(5)	Represents the fair market value of the shares of common stock acquired, which are the portions of the awards granted on May 27, 2010, that vested during 2015 following the exercise of warrants of the Company held by third parties.

(6)	Represents RSUs granted on February 15, 2013, under the Omnibus Plan that vested upon Mr. Campbell’s separation on November 1, 2015, pursuant to the terms of his award agreement. In accordance with 409A, the 3,974 RSUs will be released to Mr. Campbell six months after his separation of service.

(7)	Represents the fair market value of the shares of common stock on December 31, 2015. In accordance with 409A, the 3,974 RSUs will be released to Mr. Campbell six months after his separation of service. The actual value realized will be determined at the time of release.

2015 PENSION BENEFITS

The following table sets forth the actuarial present value of each Named Executive Officer’s accumulated benefit under the Cooper-Standard Automotive Inc. Salaried Retirement Plan (“CSA Retirement Plan”) as described in the narrative following this table, assuming benefits are paid at normal retirement age or the earliest retirement age at which participants receive unreduced benefits. The table also shows the number of years of credited service under the CSA Retirement Plan computed as of the same pension plan measurement date used in our audited financial statements for the year ended December 31, 2015.

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Jeffrey S. Edwards	-	N/A	N/A	-
Matthew W. Hardt	-	N/A	N/A	-
Allen J. Campbell	CSA Retirement Plan (3)	10.33	$172,293	-
Keith D. Stephenson	CSA Retirement Plan (3)	1.58	$23,698	-
Song Min Lee	-	N/A	N/A	-
Fernando de Miguel	-	N/A	N/A	-

(1)	Mr. Edwards, who was hired in 2012, Messrs. Lee and de Miguel, who were hired in 2013, and Mr. Hardt, who was hired in 2015, are not eligible to participate in the CSA Retirement Plan, which was frozen as of January 31, 2009.

(2)	Present values determined using a December 31, 2015, measurement date and reflect benefits accrued based on service and pay earned through such date. Figures are determined based on no pre-retirement mortality and commencement of benefits at age 65 as a lump sum. The assumed discount rate as of the measurement date is 4.25%.

(3)	Messrs. Campbell and Stephenson are covered under the cash balance design for purposes of the qualified CSA Retirement Plan which was frozen January 31, 2009. Mr. Campbell’s benefit was not impacted by his departure, and remains in a terminated vested status as of December 31, 2015, with continued interest accruals under the cash balance design.

CSA Retirement Plan

The CSA Retirement Plan is a defined benefit plan that covers all non-union employees of the Company in the United States, including eligible NEOs. The applicable provisions of the CSA Retirement Plan for NEOs (cash balance provisions) state benefits in the form of a hypothetical account established for each participant. Prior to the freeze of the CSA Retirement Plan effective January 31, 2009, annual pay credits were added to a participant’s cash balance account at the end of each year, based on the participant’s compensation for the year and the sum of the participant’s age and service as of the beginning of that year. Subsequent to the freeze, participants continue to receive interest credits each year equal to their cash balance account value on the last day of each plan year, multiplied by an applicable interest rate for such year. The applicable interest rate is equal to the rate of interest on 30-year Treasury securities as of the third calendar month preceding the first day of the plan year.

The normal form of retirement benefit is defined as a monthly life annuity amount that is actuarially equivalent to the cash balance account projected to normal retirement age with interest credits. Other optional forms were available as well.

2015 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth annual contributions, withdrawals, earnings and fiscal year-end balances for each Named Executive Officer under the Company’s non-qualified Supplemental Executive Retirement Plan (“SERP”), as well as deferred RSUs pursuant to grants under the Omnibus Plan.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (1) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (2) (f)

Jeffrey S. Edwards	-	130,508	(316)	-	316,258

Matthew W. Hardt	-	19,412	-	-	19,412

Allen J. Campbell (3)	-	116,508	22,646	-	2,238,876

Allen J. Campbell (3)	-	-	-	-	308,343

Keith D. Stephenson	-	148,144	(3,565)	-	1,398,832

Song Min Lee	-	70,171	(5,932)	-	160,003

Fernando de Miguel (4)	-	-	-	-	-

(1)	Amounts are included in column (i) of the Summary Compensation Table and represent nonqualified Company contributions under the SERP for the 2015 plan year.

(2)	Of the aggregate total amounts in this column (f), the following SERP contribution amounts have been reported in the Summary Compensation Table for this year and for previous years:

Name	2015 ($)	Previous Years ($)	Total ($)
Jeffrey S. Edwards	130,508	181,266	311,774
Matthew W. Hardt	19,412	-	19,412
Allen J. Campbell	116,508	917,840	1,034,348
Keith D. Stephenson	148,144	786,002	934,146
Song Min Lee	70,171	93,521	163,692

(3)	In addition to Mr. Campbell’s 2,238,876 fiscal year SERP balance, Mr. Campbell has 3,974 vested RSUs valued at $308,343 on December 31, 2015. In accordance with 409A, the RSUs cannot be released until six months after separation from service. Further, Mr. Campbell’s SERP will be valued and paid six months after separation from service, in accordance with 409A.

(4)	Mr. de Miguel is not covered under the SERP.

SERP

The benefits provided under the SERP fall into two categories:

•	For Messrs. Edwards, Lee and Hardt (participants hired after January 1, 2011), the SERP provides a benefit equal to one and one-half times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Internal Revenue Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan.

•

For Messrs. Stephenson and Campbell (participants as of January 1, 2011), the SERP provides a benefit equal to a multiple of between two and one-half and three times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Internal Revenue Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan. In addition, the SERP provides such participants with an opening account balance under the SERP equal to the lump sum value of their account balance benefit, including their cash balance benefit, which had previously accrued under the Cooper-Standard Automotive Inc. Nonqualified Supplementary Retirement Plan as of December 31, 2010.

Under the SERP, benefits are payable after a period of six months from the date of termination. Benefits vest under the SERP at the same time as Company contributions under the CSA Savings Plan vest (generally after two years of service). Accounts under the SERP are credited with hypothetical investment earnings based on participant investment elections made from among the options available under the CSA Savings Plan. From among the available investment alternatives, participants may change their instructions relating to their deferred compensation daily, via the third-party administrator for the Company’s SERP. Earnings on a participant’s balance are determined solely by the performance of the investments that the participant has chosen for his plan balance; the Company does not guarantee any minimum return on investments and accounts are not credited with above-market earnings.

The table below reflects the investment fund options available under the SERP as of December 31, 2015, and the annualized rates of return for the calendar year ended December 31, 2015.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
T. Rowe Price Retirement 2005 Fund	-0.7%	T. Rowe Price Retirement Balanced Fund	-0.7%
T. Rowe Price Retirement 2010 Fund	-0.8%	FFTW Income Plus Fund	0.7%
T. Rowe Price Retirement 2015 Fund	-0.6%	JPMorgan Core Bond Fund Class R6	1.0%
T. Rowe Price Retirement 2020 Fund	-0.3%	Loomis Sayles Bond Fund Institutional Class	-6.9%
T. Rowe Price Retirement 2025 Fund	-0.2%	BlackRock Inflation Protected Bond Fund Instl Shares	-2.1%
T. Rowe Price Retirement 2030 Fund	0.0%	AllianzGI NFJ Dividend Value Fund Instl Class	-8.3%
T. Rowe Price Retirement 2035 Fund	0.1%	DFA U.S. Targeted Value Portfolio Institutional Class	-5.7%
T. Rowe Price Retirement 2040 Fund	0.2%	Spartan® 500 Index Fund – Institutional Class	1.4%
T. Rowe Price Retirement 2045 Fund	0.2%	T. Rowe Price Growth Stock Fund	10.9%
T. Rowe Price Retirement 2050 Fund	0.2%	Prudential Jennison Small Company Fund Class Z	-3.5%
T. Rowe Price Retirement 2055 Fund	0.2%	American Funds EuroPacific Growth Fund® Class R-5	-0.5%

CSA Savings Plan

The Company maintains a tax-qualified 401(k) retirement savings plan (the “CSA Savings Plan”) pursuant to which all U.S. non-union employees, including eligible NEOs, may contribute the lesser of up to 50% of their compensation or the limit prescribed by the Internal Revenue Code. The CSA Savings Plan provides a 40% fixed match on employee contributions of up to 5% of compensation and permits additional discretionary contributions depending on Company performance. An additional non-matching employer contribution of 3% to 5% of compensation (depending on a participant’s age plus years of service with the Company) is also made to the CSA Savings Plan. The NEOs’ account balances under the CSA Savings Plan are not reflected in the table above, which reflects only nonqualified benefits and Mr. Campbell’s vested, deferred RSUs.

German Pension Scheme

For Mr. de Miguel, the Company contributes 15% of his annual base salary to Mr. de Miguel’s defined contribution pension scheme in Germany.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Certain of the Named Executive Officers (Messrs. Stephenson, Campbell and de Miguel) entered into employment agreements with the Company which specifically provide for certain benefits upon termination of employment, including termination following a change in control. Messrs. Edwards, Hardt and Lee each signed letter agreements upon the commencement of their employment with the Company that do not specifically provide for benefits upon termination of employment, but which confirm that these NEOs are covered by the Cooper-Standard Automotive Inc. Executive Severance Pay Plan (the “Severance Plan”) which provides for benefits upon termination of employment for officers of the Company who are not parties to employment agreements that provide for such benefits.

The table below shows estimates of the value of compensation that would be payable to each NEO upon termination of employment with the Company under certain circumstances, except for Mr. Campbell whose employment terminated on November 1, 2015, and the amounts listed reflect amounts that he actually received. As indicated in the table, compensation upon termination of employment varies depending on the circumstances of the termination and whether or not it occurred following a change in control. Amounts presented in the table, except for Mr. Campbell, are calculated as if employment terminated effective December 31, 2015. Payments due to any one of the NEOs upon actual termination of employment can only be determined at the time of termination. There can be no assurance that an actual termination or change in control would produce the same or similar results as those described below if it were to occur on any other date or if the actual circumstances at the time of termination were different.

Amounts accrued under the normal terms of our pension and deferred compensation plans are not included in this table. Information concerning pension benefits and deferred compensation disclosures is presented under “Pension Benefits,” and “Nonqualified Deferred Compensation.” Similarly, information concerning vested equity awards is not included in the table and is presented under “Outstanding Equity Awards at Fiscal Year End.”

Name	Severance Payment (1)	Pension Enhancement (2)	Health/Life (3)	Outplacement Services (4)	Accelerated Vesting of Equity Awards (5)	280G Treatment/Gross Up (6)	Totals

Jeffrey S. Edwards
• Change in Control Without Termination	–	–	–	–	$3,666,633	–	$3,666,633
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$3,432,500	$0	$14,676	$50,000	$10,260,410	$0	$13,757,586
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$3,432,500	$0	$14,676	$50,000	$798,634	N/A	$4,295,810
• Termination due to Death	$0	$0	–	–	$5,811,147	N/A	$5,811,147
• Termination due to Disability	$0	$0	–	–	$5,811,147	N/A	$5,811,147

Matthew Hardt
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$705,025	$0	$16,750	$50,000	$710,370	N/A	$1,482,145
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$600,000	$0	$16,750	$50,000	$0	N/A	$666,750
• Termination due to Death	$0	$0	–	–	$710,370	N/A	$710,370
• Termination due to Disability	$0	$0	–	–	$710,370	N/A	$710,370

Allen J. Campbell
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,831,000	$237,571	$5,195	–	$308,343	N/A	$2,382,109

Keith D. Stephenson
• Change in Control Without Termination	–	–	–	–	$425,408	–	$425,408
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$2,799,000	$459,146	$788,755	$50,000	$4,380,051	$0	$8,476,952
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$2,171,000	$276,228	$28,905	–	$800,975	N/A	$3,277,108
• Termination due to Death	$0	–	–	–	$3,529,233	N/A	$3,529,233
• Termination due to Disability	$0	–	–	–	$3,529,233	N/A	$3,529,233

Name	Severance Payment (1)	Pension Enhancement (2)	Health/Life (3)	Outplacement Services (4)	Accelerated Vesting of Equity Awards (5)	280G Treatment/Gross Up (6)	Totals

Juan Fernando de Miguel Posada
• Change in Control Without Termination	–	–	–	–	$284,856	–	$284,856
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$1,557,825	$97,799	$11,401	–	$2,631,354	–	$4,298,379
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,168,369	$97,799	$11,401	–	$278,703	N/A	$1,556,272
• Termination due to Death	$0	–	–	–	$2,061,642	N/A	$2,061,642
• Termination due to Disability	$0	–	–	–	$2,061,642	N/A	$2,061,642

Song Min Lee
• Change in Control Without Termination	–	–	–	–	$256,410	–	$256,410
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$1,376,933	$0	$37,835	$50,000	$2,409,265	N/A	$3,874,033
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,297,125	$0	$37,835	$50,000	$260,159	N/A	$1,645,119
• Termination due to Death	$0	–	–	–	$1,896,445	N/A	$1,896,445
• Termination due to Disability	$0	–	–	–	$1,896,445	N/A	$1,896,445

(1)	Cash severance is generally paid in a lump sum at termination. Cash severance amounts estimated above, with the exception of Mr. Campbell’s actual amounts, are based on providing executives with prorated outstanding incentive awards and a multiple of the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, with such multiple equal to two (2) for Messrs. Campbell and Stephenson. If the termination occurs following a change in control, Mr. Stephenson’s cash severance is increased by one additional year’s base salary.

Pursuant to the January 1, 2011, Executive Severance Pay Plan, Mr. Edwards’, Mr. Lee’s, and Mr. Hardt’s cash severance for termination without cause prior to a change in control is two times for Mr. Edwards and one and a half times for Mr. Lee and Mr. Hardt the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, plus the prorated annual incentive award based on actual performance for the year of termination. For termination without cause after a change in control, Mr. Edwards’, Mr. Lee’s, and Mr. Hardt’s cash severance is two times the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, plus the prorated target annual incentive for the year of termination. For disclosure purposes we have only reported the incremental value by which the target annual incentive exceeds the actual annual incentive, if any. In accordance with the January 1, 2011, Executive Severance Pay Plan, the severance payments reported for termination without cause after a change in control for Mr. Lee and Mr. Hardt were reduced so that the severance payments would not be subject to the excise tax under Sections 280G and 4999 of the Internal Revenue Code. As a result, Mr. Lee’s cash severance was reduced from $1,729,500 to $1,376,933 and Mr. Hardt’s cash severance was reduced from $800,000 to $705,025.

For Mr. de Miguel, the values reported above follow the Executive Severance Pay Plan and were converted to USD from EUROS using a conversion factor of 1.0866525119 as of December 31, 2015.

Further description of the terms applicable to cash severance payments is included under “Terms Applicable to Payments Upon Termination of Employment.”

(2)

Mr. Stephenson is entitled to receive a lump sum amount equal to the contribution he would have received under the CSA Savings Plan, assuming he continued working for 24 months following a change in control and is determined based on pay credited at the highest pensionable compensation during any calendar year for the 5 years immediately preceding the year in which the date of termination occurs under change in control and pay credited in the year prior to termination without change in control. Mr. Campbell was entitled to the same cash severance payment as Mr. Stephenson. This includes the case of termination either by Cooper Standard without cause or by the employee for good reason with or without a change in control. Mr. Campbell terminated without cause, with no change in control and the amount shown above reflects actual amounts paid to Mr. Campbell. Messrs. Edwards, Lee, and Hardt are not entitled to any additional benefit from the CSA Savings Plan. Upon termination without cause or by the employee for good reason with or without a change in control, Mr. de Miguel is entitled to the contributions he would have received per his Service Contract had he continued to work for 18 months. The values for Mr. de Miguel have been converted to USD from EUROS using a conversion factor of 1.0866525119 as of December 31, 2015.

(3)	Health and life insurance benefits are continued for the NEOs and their covered dependents after termination of employment under certain circumstances. In such cases, the commitment is generally to provide coverage for these benefits in a manner such that (i) benefits provided are substantially similar to those at termination and (ii) the recipients of such benefits will not pay a higher share of the cost for such benefits than had been required prior to termination of employment based on elections in place at that time. Further description of the terms applicable to health and life insurance benefits is included under “Terms Applicable to Payments Upon Termination of Employment.” For Mr. de Miguel, upon termination without cause or by the employee for good reason with or without change in control, he is entitled to continue to receive his health allowance for 18 months. The values for Mr. de Miguel have been converted to USD from EUROS using a conversion factor of 1.0866525119 as of December 31, 2015. Mr. Campbell terminated without cause and has elected to only receive continued life insurance for the 24 months after his termination. As such, the amount shown above is the present value of future life insurance due to Mr. Campbell.

(4)	Upon termination without cause (or resignation for good reason) after a change in control, all NEOs (other than Mr. de Miguel) are entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000. Pursuant to the January 1, 2011, Executive Severance Pay Plan, Mr. Edwards, Mr. Lee, and Mr. Hardt are also entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000 upon termination without cause (or resignation for good reason) prior to a change in control.

(5)	Represents the effect of accelerated vesting related to time-based RSUs, stock options, performance-based RSUs, restricted stock in respect of warrants (based on Deemed Warrant Factor), and stock options in respect of warrants (based on Deemed Warrant Factor). The Deemed Warrant Factor is, as of the date of termination of the Participant’s Employment, (i) the number of Shares that would have been issued by the Company if the Warrants outstanding and unexercised as of such date were deemed exercised on a net exercise basis, based on the market value of such Shares as of such date, divided by (ii) the total amount of warrants awarded to investors.

In the event of a change in control without termination: For Mr. Edwards’ stock options granted in October 2012, 100% of the stock options, to the extent outstanding, immediately become vested and exercisable. For stock options granted in February 2013, (March 2013 for Mr. de Miguel), 50% of outstanding and unvested stock options become fully vested and exercisable, and the remaining 50% are subject to continued vesting restrictions. For time-based RSUs granted in February 2013, (March 2013 for Mr. de Miguel), all outstanding and unvested RSUs will continue to vest over the three-year vesting period (no accelerated vesting). For the stock options, time-based RSUs, and performance-based RSUs granted in March 2014 and February 2015, pursuant to the award agreements, 100% of all outstanding and unvested options and RSUs would become immediately vested and exercisable if the successor in the change in control does not assume the options or stock units or does not issue replacement awards. For purposes of this disclosure, we have assumed that the awards will be assumed or replaced by the successor of the change in control and, therefore, have not reflected 100% immediate vesting on either the March 2014 or February 2015 awards.

In the event of a change in control with termination within 2 years of the change in control: For Restricted stock in respect of warrants and stock options in respect of warrants granted in May 2010, a portion of the outstanding grants (based on Deemed Warrant Factor) shall be deemed vested on the date of termination. For Mr. Edwards’ stock options granted in October 2012, 100% of the stock options, to the extent outstanding, immediately become vested and exercisable. For options granted in February 2013 (March

2013 for Mr. de Miguel), 100% of the outstanding and unvested stock options become fully vested and exercisable. For RSUs granted in February 2013 (March 2013 for Mr. de Miguel), a prorated portion equal to (x) the total number of shares multiplied by (y) a fraction, the numerator of which is the number of the executive’s days of employment from the date of grant through the date of termination and the denominator of which is 1,095 days shall be deemed vested. For all other unvested time-based restricted stock and stock options granted in March 2014 and February 2015, 100% of the outstanding and unvested grants become fully vested and exercisable. For purposes of this disclosure, we have assumed that 100% of the outstanding and unvested target level of performance-based RSUs granted in March 2014 and February 2015 will become fully vested.

In the event of a termination without cause (or resignation for good reason) prior to a change in control: For RSUs granted in February 2013 (March 2013 for Mr. de Miguel), a prorated portion equal to (x) the total number of shares multiplied by (y) a fraction, the numerator of which is the number of the executive’s days of employment from the date of grant through the date of termination and the denominator of which is 1,095 days shall be deemed vested. For restricted stock in respect of warrants and stock options in respect of warrants granted in May 2010, a portion of the outstanding grants (based on Deemed Warrant Factor) shall be deemed vested on the date of termination.

In the event of a termination upon death or disability prior to a change in control: For RSUs granted in February 2013 (March 2013 for Mr. de Miguel), a prorated portion equal to (x) the total number of shares multiplied by (y) a fraction, the numerator of which is the number of the executive’s days of employment from the date of grant through the date of termination and the denominator of which is 1,095 days shall be deemed vested. For restricted stock in respect of warrants and stock options in respect of warrants granted in May 2010, a portion of the outstanding grants (based on Deemed Warrant Factor) shall be deemed vested on the date of termination. For time-based RSUs and stock options granted in March 2014 and February 2015, 100% of the unvested awards become fully vested and exercisable. For performance-based RSUs granted in March 2014 and February 2015, 100% of the target level of the unvested award become fully vested and exercisable

(6)	Upon a change in control of the Company, each NEO may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Pursuant to the January 1, 2011, Executive Severance Pay Plan, Mr. Edwards, Mr. de Miguel, Mr. Lee and Mr. Hardt will receive the treatment that provides the best after-tax benefit (taking into account the applicable federal, state, and local income taxes and the excise tax) between (i) total payments being delivered in full or (ii) total payments cut back to such amount so that no portion of such total payments would be subject to the excise tax. As of December 31, 2015, Mr. Edwards and Mr. de Miguel would receive the best after-tax benefit if his benefits were not cut back to safe harbor, whereas Mr. Lee and Mr. Hardt would receive the best after-tax benefit if their benefits were cut back to safe harbor. Pursuant to Mr. Stephenson’s employment agreement, the Company has agreed to reimburse the executive for all excise taxes that are imposed on the executive pursuant to Section 280G and any income and excise taxes that are payable by the executive as a result of this reimbursement. These amounts assume that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition covenants included in the agreement. Amounts will be discounted to the extent the Company can demonstrate by clear and convincing evidence that the non-competition covenants included in the agreement substantially constrains the executive’s ability to perform services and there is a reasonable likelihood that the non-competition covenants will be enforced against the individual.

Terms Applicable to Payments upon Termination of Employment

As indicated above, Messrs. Campbell and Stephenson have employment agreements with the Company which specifically provide for certain benefits upon termination of their employment under various circumstances as described below. The terms applicable to payments upon termination of employment with respect to Messrs. Edwards, Lee, and Hardt are governed by the Executive Severance Pay Plan. The terms applicable to Mr. de Miguel upon termination are governed by his Service Contract.

Named Executive Officers with Employment Agreements

The Company’s employment agreements with Messrs. Stephenson and Campbell (each a “NEO under Contract”) had an initial term ending December 31, 2009. These agreements provide for successive one-year extension periods thereafter unless the Company or the NEO under Contract provides a notice of termination at least 60 days prior to the end of any term. Mr. Campbell is no longer employed by the Company and his agreement was terminated. Mr. Stephenson is the only remaining NEO under Contract.

•	Termination of Employment Prior to a Change in Control

If a NEO under Contract terminates employment for “Good Reason” or the Company terminates his employment without “Cause,” as those terms are defined in the agreement and described below, and in each case prior to a change in control of the Company, then the Company will pay or provide to the NEO under Contract: (i) his accrued but unpaid salary, annual and long-term incentive compensation amounts; (ii) a pro rata payment of any annual incentive compensation amounts for which the performance period has not ended; (iii) a lump sum payment equal to the sum of the executive’s current annual base salary plus his annual target bonus amount for the year preceding the year of his termination, multiplied by two; (iv) a lump sum payment equal to the value of two additional years of Company contributions under the Company’s qualified and nonqualified defined contribution retirement plans, assuming the executive’s compensation under such plans for such period was the same as the compensation paid to him during the year preceding his termination of employment; and (v) two years of continued coverage under the life and health plans sponsored by the Company at the same cost to the executive as is being charged to active employees.

Termination for “Cause” under the employment agreements means termination for any of the following reasons: (i) the executive’s willful failure to perform duties or directives which is not cured following written notice; (ii) the executive’s commission of a felony or crime involving moral turpitude; (iii) the executive’s willful malfeasance or misconduct which is demonstrably injurious to the Company; or (iv) material breach by the executive of the non-competition, non-solicitation or confidentiality provisions of the agreement.

Termination of employment by a NEO under Contract for “Good Reason” means termination following any of the following: (i) a substantial diminution in the executive’s position or duties, adverse change in reporting lines, or assignment of duties materially inconsistent with the executive’s position; (ii) any reduction in the executive’s base salary or annual bonus opportunity; (iii) any reduction in the executive’s long-term cash incentive compensation opportunities, other than reductions generally affecting other senior executives participating in the applicable long-term incentive compensation programs or arrangements; (iv) the failure of the Company to pay the executive any compensation or benefits when due; (v) relocation of the executive’s principal place of work in excess of 50 miles from the executive’s current principal place of work; or (vi) any material breach by the Company of the terms of the Agreement; in each case if the Company fails to cure such event within ten calendar days after receipt from the executive of written notice of the event which constitutes Good Reason.

If the employment of a NEO under Contract terminates due to disability or death, then he is entitled to a pro rata payment of the target amounts payable under any annual and long-term incentive compensation awards then in effect. In the event of any other termination of employment, no amounts are payable under the agreement.

If the Company elects not to extend the employment agreement of a NEO under Contract for any year after expiration of the initial term, then the NEO will be treated as if he were terminated by the Company without Cause and entitled to the severance pay and other benefits described above, except that such pay and benefits will not be paid until his actual termination of employment and if his actual termination occurs between ages 64 and 65, his severance multiplier is reduced to one, and if after age 65, the executive will not be entitled to any severance payment or other benefits under the agreement.

In exchange for the benefits provided under the agreements, a NEO under Contract agreed not to compete with the Company or solicit or interfere with any Company employee or customer for a two-year period following termination of employment, and not to disclose confidential and proprietary Company information. A NEO under Contract is also required to execute a release of all claims against the Company as a condition to receiving the severance payment and benefits, if applicable.

•	Termination of Employment Following a Change in Control

If a NEO under Contract is terminated following a change in control of the Company, then in lieu of the severance payments and benefits described above, the executive is entitled to the severance pay and benefits provided under the Company’s Change of Control Severance Pay Plan (the “Old CoC Plan”), which is an addendum to and part of the employment agreements. The Old CoC Plan covers only executives specifically designated therein, including each NEO under Contract, each of whom entered into employment agreements with the Company in or before 2009. The Company does not intend to apply the Old CoC Plan to any other executives in the future. Under the Old CoC Plan, if a NEO under Contract is terminated by the Company (or its successor in the change in control transaction) within two years following a “Change of Control” without “Cause” (each defined in the plan and described below), or terminates his employment for certain reasons, then the Company (or its successor) will pay or provide to the NEO under Contract: (i) an amount equal to one year of his annual base salary; (ii) a pro rata payment of any annual and long-term incentive compensation amounts for which the performance periods have not ended; (iii) a lump sum payment equal to two times his current annual base salary plus his annual target bonus amount (for the year preceding the year of the change in control); (iv) a lump sum payment equal to the value of two additional years of Company contributions under the Company’s qualified and nonqualified defined contribution retirement plans, assuming the executive’s compensation under such plans for such period was equal to the highest amount of eligible compensation paid to the executive in any of the five calendar years immediately preceding the year in which such termination of employment occurs; (v) two years of continued coverage under the life and health plans sponsored by the Company and in which the executive was covered immediately prior to his termination; (vi) medical and life insurance coverage for the NEO under Contract and his spouse for their lifetimes, and for his dependent children until they cease to qualify as dependents, at the same cost as was being charged to the NEO under Contract immediately prior to the change in control; and (vii) outplacement services for up to two calendar years following the year of termination, not to exceed a cost equal to the lesser of 15% of the executive’s annual base pay or $50,000. If the Company is unable to provide what are otherwise intended to be non-taxable benefits to the NEO and his covered family members on a tax-free basis during the first 24 months of life and medical benefit continuation, then the Company will make an additional payment to the NEO under Contract to reimburse him for the taxes due on such benefits.

A “Change of Control” under the Old CoC Plan means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act other than certain permitted entities affiliated with the Company or (ii) any person or group, other than such permitted entities, becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise. A transaction or series of transactions that would otherwise not constitute a Change of Control is treated as a Change of Control for purposes of the NEO under Contract’s entitlements under the Old CoC Plan if clause (i), above, is satisfied in respect of the business or division in which such executive is principally engaged.

Termination for “Cause” under the Old CoC Plan means termination for any of the following reasons: (i) any act or omission of the executive constituting a material breach of any of his significant obligations or agreements with the Company or continued failure or refusal to adequately perform the duties reasonably required of him which is materially injurious to the Company and is not corrected within thirty (30) days of notice to him thereof by the Company’s board of directors; (ii) the conviction for a felony or the conviction for or finding by civil verdict of the commission by the executive of a dishonest act or common law fraud against the Company; or (iii) any other willful act or omission which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company which is not corrected after notification by the Board of any such act or omission. The circumstances that constitute reasons under the Old CoC Plan for which a NEO under Contract may terminate his employment and be entitled to severance benefits as if he was terminated without Cause are as follows: (i) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive immediately prior to the Change of Control; (ii) a reduction in the executive’s base salary or opportunities for incentive compensation under applicable Company plans and programs; (iii) the termination or denial of the executive’s rights to employee benefits or a reduction in the scope or aggregate value thereof; (iv) any material breach of its obligations under the plan by the Company or any successor; or (v) a requirement by the Company that the executive move his principal work location more than 50 miles; in each case, other than under the above clause (v), unless remedied by the Company within ten calendar days following notice from the executive of such circumstances.

The Old CoC Plan also provides that if any payment or the amount of benefits due would be considered an excess parachute payment that subjects the NEO under Contract to excise tax under Internal Revenue Code Section 4999, then the Company will make an additional “gross-up” payment to the NEO under Contract to reimburse him for such taxes (and any taxes due on the gross-up payment).

In exchange for the benefits provided under the Old CoC Plan, a NEO under Contract must (i) agree to not compete with the Company or solicit or interfere with any Company employee or customer for a two-year period after termination of employment; (ii) agree to not disclose confidential and proprietary Company information; and (iii) execute a release of all claims against the Company as a condition to receiving the severance payment and benefits.

Named Executive Officers Covered by the Executive Severance Pay Plan (“Severance Plan”)

The Severance Plan, adopted in 2011, applies to officers of the Company, including certain of the NEOs (currently Messrs. Edwards, Lee and Hardt, the “Covered NEOs”) who are not covered by employment agreements that specifically provide for benefits upon termination of employment. Under the Severance Plan, if a Covered NEO is terminated by the Company without “Cause,” as the term is defined in the Severance Plan and described below, prior to a change in control of the Company, then the Company will pay or provide the following:

•	In the case of Mr. Edwards, the sum of his current base salary and the previous year’s target annual bonus multiplied by two; in the case of Messrs. Lee and Hardt, the sum of his current base salary and the previous year’s target annual bonus multiplied by one and one-half;

•	A pro rata portion of the Covered NEO’s annual cash incentive compensation award for the year in which the termination occurs, based on actual performance;

•	Continued health insurance coverage at the active employee rate for 18 months following the termination; and

•	Outplacement services.

If a Covered NEO terminates employment for “Good Reason,” as the term is defined in the Severance Plan and described below, or is terminated by the Company without Cause during the two-year period following a change in control of the Company, then the Company will pay or provide to the Covered NEO the following:

•	The sum of the Covered NEO’s current base salary and the previous year’s target annual bonus, multiplied by two;

•	A pro rata portion of the Covered NEO’s annual cash incentive compensation award for the year in which the termination occurs, based on target performance;

•	Continued health insurance coverage at active employee rates for 18 months following the termination; and

•	Outplacement services.

Termination for “Cause” under the Severance Plan means termination for any of the following reasons: (i) the executive’s material breach of his or her significant obligations to, or agreements with, the Company or its affiliates, if the breach is or may be materially injurious to the Company or its affiliates (and is not cured within

30 days of notice); (ii) the executive’s commission of and indictment for a felony, or certain other criminal or civil verdicts against the executive; or (iii) any other willful act or omission which is or may be materially injurious to the financial condition or business reputation of, or otherwise is or may be materially injurious to, the Company or its affiliates (and that is not cured within 30 days of notice).

Termination by an executive for “Good Reason” under the Severance Plan means termination during the two-year period following a change in control of the Company after any of the following: (i) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties compared to immediately prior to the change in control (subject to cure within 30 days of notice); (ii) a reduction in base pay or opportunities for incentive compensation other than a reduction that is applied generally to other executives in a similar manner (subject to cure within 30 days of notice); or (iii) a requirement that the executive change his or her principal location of work by more than 50 miles.

In exchange for these benefits, the Covered NEOs would be required to agree to (i) non-competition and non-solicitation provisions for the period represented by the applicable severance multiple, (ii) confidentiality and non-disparagement provisions, and (iii) a release of claims.

A “Change of Control” under the Severance Plan means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than certain permitted entities affiliated with the Company; or (ii) any person or group, other than such permitted entities, becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise. A transaction or series of transactions that would otherwise not constitute a Change of Control is treated as a Change of Control for purposes of the Covered NEO’s entitlements under the plan if clause (i) above is satisfied in respect of the business or division in which such executive is principally engaged.

The Severance Plan also provides that if any payment or the amount of benefits due under the plan or otherwise would be considered an excess parachute payment that subjects the Covered NEO to excise tax under Internal Revenue Code Section 4999, then the benefits will either be delivered in full or delivered in an amount such that no portion of the benefits would be subject to the excise tax, whichever would result in the receipt by the executive of the greatest benefit on an after-tax basis.

If a Covered NEO’s employment is terminated for any other reason, then no amounts are payable under the Severance Plan.

Certain Relationships and Related Transactions

We have established a formal written policy (Related Party Transaction Policy) regarding transactions with related persons as defined under Item 404(a) of Regulation S-K. This policy assists us in identifying, reviewing, monitoring and, as appropriate, approving transactions with related parties. The policy requires that any transaction involving the Company which exceeds $120,000, and in which a related party had or will have a direct or indirect material interest, must be reported to our General Counsel and referred for approval or ratification by the Governance Committee if it involves a shareholder who owns greater than 5% of our shares, a director, a nominee for director, the Chief Executive Officer or the General Counsel and/or their immediate family members. Such transactions involving executive officers other than the Chief Executive Officer or the General Counsel will be referred to the General Counsel for review and approval or ratification.

We have implemented procedures to ensure compliance with the Related Party Transaction Policy. In particular, each director, nominee for director, and Executive Officer is required to complete a questionnaire in connection with the annual proxy statement that asks a series of questions aimed at identifying possible related party transactions. In addition, on a quarterly basis, we seek to identify related party transactions through an internal inquiry across various departments, including finance, sales, and legal, which includes a review of payments to or from any party that may be considered related. In addition, our Code of Business Conduct and Ethics prohibits our directors, officers, employees, and associates from participating in transactions involving conflicts of interest and requires disclosure of any potential conflicts of interest. There have been no related person transactions as defined under Item 404(a) of Regulation S-K since January 1, 2015.

Fees and Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by Ernst & Young LLP. The Audit Committee is required to pre-approve all services Ernst & Young LLP provides to the Company. All services provided are to conform with SEC and Public Company Accounting Oversight Board permitted services guidelines. All fee and billing arrangements are reviewed with management of the Company prior to the commencement of services. Ernst & Young LLP regularly reports to the Audit Committee on services performed and to be performed by it with respect to which pre-approval is required. All of the audit, audit-related and tax services performed by Ernst & Young LLP were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

During 2015 and 2014, we retained Ernst & Young LLP as the Company’s independent registered public accounting firm to provide services in the following categories and amounts (dollar amounts in thousands):

	2015	2014
Audit fees (1)	$3,767	$3,110
Audit-related fees (2)	$256	$183
Tax fees (3)	$1,461	$980
All other fees (4)	$237	—

(1)	Audit fees include services related to the annual audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the reviews of our Quarterly Reports on Form 10-Q, international statutory audits and other services that are normally provided by the independent accountants in connection with our regulatory filings.

(2)	Audit related fees include services related to the audits of our employee benefit plans and due diligence in connection with acquisitions and divestitures.

(3)	Tax fees include services related to tax compliance, tax advice, and tax planning.

(4)	All other fees are related to other advisory services.

The Audit Committee has considered whether the provision of services described under the line items “Tax fees” and “All other fees” are compatible with maintaining Ernst & Young LLP’s independence. In light of the nature of work performed and amount of the fees paid to Ernst & Young LLP for those services, the Audit Committee concluded that the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the Company’s 2015 audited financial statements. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed pursuant to applicable standards adopted by the Public Company Accounting Oversight Board, including their evaluation of, and conclusions about, the qualitative aspects of the significant accounting principles and practices applied in the Company’s financial reporting. The Audit Committee is responsible for the appointment, compensation, and oversight of the Company’s independent registered accounting firm. As part of its oversight of the independent registered public accounting firm, the Audit Committee considers the quality and efficiency of the services provided, the firm’s global capability, the technical expertise and knowledge of the Company’s global operations and industry. In connection with the mandatory rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the lead engagement partner. The Audit Committee has received from the independent registered public accounting firm written disclosures and a letter as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s 2015 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee

Stephen A. Van Oss, Chair

Sean O. Mahoney

Thomas W. Sidlik

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the SEC reports of ownership of Company securities and changes in reported ownership. Officers, directors and greater than ten percent stockholders are required to furnish the Company with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of copies of such reports received by the Company, we believe that during 2015 our officers, directors and greater than ten percent stockholders complied with their Section 16(a) filing requirements on a timely basis, except that: the Form 4s filed on February 18, 2016, for Messrs. Edwards, Stephenson, Pumphrey, Lee, Ott, and Ms. Wenzl reporting the conversion of RSUs granted to each of them on February 15, 2013, into common stock were reported one day late due to technical difficulties.

Submitting Stockholder Proposals and Nominations for the 2017 Annual Meeting

Proposals received from stockholders will be given careful consideration by the Company. Any proposal should be directed to the attention of the Company’s Secretary at 39550 Orchard Hill Place, Novi, Michigan 48375. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2017 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act if they are received by the Company on or before December 21, 2016, 120 days before the first anniversary of the mailing date of the 2016 proxy statement. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be delivered to the Company’s Secretary at the Company’s principal offices not later than the last date for submission of stockholder proposals under the Company’s By-Laws. In order for a proposal to be “timely” under the Company’s By-Laws, it must be received not less than 90 days nor more than 120 days prior to the first anniversary of the date of the 2016 Annual Meeting; provided, however, that in the event that the date of the 2017 Annual Meeting is advanced or delayed by more than 30 days earlier or more than 60 days later than such anniversary date, notice by stockholders to be timely must be received no earlier than the 120th day prior to the date of the 2017 Annual Meeting and no later than the close of business on the later of the 90th day prior to the 2017 Annual Meeting or the 10th day following the day on which disclosure of the date of the 2017 Annual Meeting is made.

Additional Information

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by phone at (248) 596-5900 or by sending a written request to the Company at 39550 Orchard Hill Place, Novi, Michigan 48375, Attention: Secretary. If your household has received multiple copies of proxy statements and annual reports, you can request the delivery of single copies in the future by notifying the Company as listed above.

Discretionary Voting of Proxies on Other Matters

The Company’s management does not currently intend to bring any proposals to the Annual Meeting other than the election of directors and ratification of the appointment of the Company’s independent registered public accounting firm and does not expect any stockholder proposals. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

COOPER-STANDARD HOLDINGS INC. ATTN: ALEKSANDRA A. MIZIOLEK 39550 ORCHARD HILL PLACE NOVI, MI 48375

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND   DATED.

The Board of Directors recommends you vote		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the
FOR the following:					nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐

Nominees
01 Glenn R. August 02 Jeffrey S. Edwards 03 Sean O. Mahoney 04 David J. Mastrocola 05 Justin E. Mirro
06 Robert J. Remenar 07 Sonya F. Sepahban 08 Thomas W. Sidlik 09 Stephen A. Van Oss
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2016.						☐	☐	☐
NOTE: Conduct such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

0000288836_1      R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — —

COOPER-STANDARD HOLDINGS INC.

Annual Meeting of Stockholders

May 19, 2016 9:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Jeffrey S. Edwards and Aleksandra A. Miziolek, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COOPER-STANDARD HOLDINGS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on 5/19/2016, at the Omni Berkshire Place, 21 East 52nd Street, New York, NY 10022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000288836_2      R1.0.1.25